UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                )

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Air Lease Corporation
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Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

(310) 553-0555

March 22, 2019

Dear Fellow Stockholder:

Your officers and directors join me in inviting you to attend the 2019 Annual Meeting of Stockholders at 7:30 a.m., Pacific Time, on Wednesday, May 8, 2019, at Century Plaza Towers, 2029 Century Park East, Concourse Level, Conference Room A, Los Angeles, California 90067.

The expected items of business for the meeting are described in detail in the attached Notice of 2019 Annual Meeting of Stockholders and Proxy Statement.

We look forward to seeing you on May 8th.

Sincerely,

Steven F. Udvar-Házy

Executive Chairman of the Board

Notice of 2019 Annual Meeting of Stockholders

Time and Date:	7:30 a.m., Pacific Time, on Wednesday, May 8, 2019

Location:	Century Plaza Towers, 2029 Century Park East, Concourse Level, Conference Room A, Los Angeles, California 90067

Agenda:	(1) Elect eight directors, each to serve for a one-year term;

(2) Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2019;

(3) Advisory vote to approve named executive officer compensation; and

(4) Act upon such other matters as may properly come before the meeting or any postponement or adjournment.

Record Date:	You can vote at the meeting and at any postponement or adjournment of the meeting if you were a stockholder of record as of the close of business on March 12, 2019.

Voting:	Please vote as soon as possible, even if you plan to attend the meeting, to ensure that your shares will be represented. You do not need to attend the meeting to vote if you vote your shares before the meeting. If you are a record holder, you may vote your shares by mail, telephone or the Internet. If your shares are held by a broker, bank or other nominee, you must follow the instructions provided by your broker, bank or other nominee to vote your shares and you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the meeting.

Annual Report:	Copies of our 2018 Annual Report to Stockholders (the “Annual Report”), including our 2018 Annual Report on Form 10-K, are being made available to stockholders concurrently with the accompanying proxy statement. We anticipate that these materials will first be made available to stockholders on or about March 29, 2019. You may also access our 2018 Annual Report on Form 10-K, which we have filed with the Securities and Exchange Commission, on the investor section of our website at http://www.airleasecorp.com. The other information on our website does not constitute part of this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Stockholders to be Held on May 8, 2019: Our Proxy Statement and Annual Report are available online at http://www.proxyvote.com.

By Order of the Board of Directors,

Carol H. Forsyte

Executive Vice President, General Counsel, Corporate

Secretary and Chief Compliance Officer

Los Angeles, California

March 22, 2019

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement and our Annual Report on Form 10-K before voting. We anticipate that these materials will first be made available to stockholders on or about March 29, 2019.

References throughout this Proxy Statement to “Air Lease Corporation,” “we,” “us,” and “our” refer to Air Lease Corporation and its subsidiaries, unless the context indicates otherwise.

Proposals to be Voted On

Proposal		For More Information	Board Recommendation
Proposal 1: Election of Eight Director Nominees		See pages 12 to 20	✓ FOR Each Director Nominee
Matthew J. Hart Chery Gordon Krongard Marshall O. Larsen Robert A. Milton	John L. Plueger Ian M. Saines Ronald D. Sugar Steven F. Udvar-Házy
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm		See page 21	✓ FOR
Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation		See page 22	✓ FOR

2019 Proxy Statement   |  Air Lease Corporation  |  i

2018 Financial Highlights

Air Lease Corporation experienced another successful year in 2018. Revenues increased 10.8% to $1.7 billion compared to 2017, supported by solid balance sheet growth with assets totaling $18.5 billion as of December 31, 2018. We had 336 owned and managed aircraft as of year-end 2018, a 14% increase over 2017 primarily driven by the purchase and delivery of 46 aircraft. While continuing to grow our fleet, we maintained our strong margins and profitability with pre-tax profit margin and pre-tax return on equity of 38.1% and 14.3%, respectively, for the year ended December 31, 2018. Our lease placements continued to progress well throughout 2018 providing us with substantial forward visibility. We ended the year with $25.7 billion in committed minimum future rental payments and 91% of our order book on long-term leases for aircraft delivering through 2020.

Compound Annual Growth Rate 2016-2018
Total assets	14%
Total revenues	11%
Income before taxes	18%
Net income	26%

2018 Business Highlights

In 2018, we successfully executed our operational strategy which is designed to drive long-term stockholder value.

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Aircraft Activity.    During the year ended December 31, 2018, we purchased and took delivery of 37 aircraft from our new order pipeline, purchased nine incremental aircraft and sold 15 aircraft, ending the period with a total of 275 aircraft with a net book value of $15.7 billion. The weighted average lease term remaining on our operating lease portfolio was 6.8 years and the weighted average age of our fleet was 3.8 years as of December 31, 2018. Our fleet grew by 18.3% based on net book value of $15.7 billion as of December 31, 2018 compared to $13.3 billion as of December 31, 2017. In addition, we had a managed fleet of 61 aircraft as of December 31, 2018, compared to a managed fleet of 50 aircraft as of December 31, 2017. We have a globally diversified customer base comprised of 94 airlines in 56 countries. As of February 21, 2019, all aircraft in our operating lease portfolio, except for one aircraft, were subject to lease agreements.

New Order Pipeline.    During 2018, we increased our total commitments with Boeing and Airbus by a net 41 aircraft and added 45 option orders to acquire aircraft. As of December 31, 2018, we had commitments to purchase 372 aircraft from Boeing and Airbus for delivery through 2024, with an estimated aggregate commitment of $26.3 billion. We ended 2018 with $25.7 billion in committed minimum future rental payments and placed 72% of our order book on long-term leases for aircraft delivering through 2021. This includes $11.8 billion in contracted minimum rental payments on the aircraft in our existing fleet and $13.9 billion in minimum future rental payments related to aircraft which will deliver between 2019 and 2022.

Aircraft Sales.    During the year ended December 31, 2018, we sold a total of 15 aircraft for proceeds of $407.8 million. In August 2018, we entered into an agreement to sell 18 aircraft to Thunderbolt Aircraft Lease Limited II (“Thunderbolt II”), an asset-backed securities platform which facilitates the sale and continued management of aircraft assets to investors. During the year ended December 31, 2018, we completed the sales of 12 of these aircraft from our operating lease portfolio to Thunderbolt II. Our non-controlling interest in Thunderbolt II is 5.1%. All of the aircraft in Thunderbolt II’s portfolio will be managed by us. As of December 31, 2018, we had six aircraft, with a carrying value of $241.6 million, which were classified as held for sale and included in Flight equipment subject to operating leases on our Consolidated Balance Sheets.

Financing.    In 2018, we issued a total of $3.03 billion in senior unsecured notes bearing interest at fixed rates ranging from 2.50% to 4.625% with one note bearing interest at a floating rate of LIBOR plus 1.125%, with maturities ranging from 2021 to 2028. In addition, we increased our unsecured revolving credit facility capacity to approximately $4.6 billion, representing a 21.7% increase from 2017 and extended the final maturity to May 5, 2022 with an interest rate of LIBOR plus 1.05%. We ended 2018 with a strong liquidity position of $4.3 billion and total debt outstanding, net of discounts and issuance costs, of $11.5 billion, of which 86.4% was at a fixed rate and 96.5% of which was unsecured. As of December 31, 2018, our composite cost of funds was 3.46%.

Financial Highlights.    In 2018, total revenues increased by 10.8% to $1.7 billion, compared to 2017. Income before taxes increased 5.0% to $640.1 million for the year ended December 31, 2018, compared to $609.5 million for the year ended December 31, 2017. Our pre-tax profit margin for the year ended December 31, 2018 was 38.1%. During the year ended December 31, 2018, our net income was $510.8 million, or $4.60 per diluted share.

Dividend Increase.    On November 7, 2018, our Board of Directors approved an increase in our quarterly cash dividend of 30%, from $0.10 per share to $0.13 per share. This dividend paid on January 9, 2019, marked our 24th consecutive dividend since we declared our first dividend in 2013, and our sixth dividend increase over that time.

Productivity.    As of December 31, 2018, we had 97 employees and $18.5 billion of total assets. Per employee, our revenue and net income for the year ended December 31, 2018 was approximately $17.3 million and $5.3 million, respectively.

2019 Proxy Statement   |  Air Lease Corporation  |  iii

Corporate Governance Highlights

We maintain governance practices that we believe establish meaningful accountability for our Company and our Board, including:

✓	All Directors except Executive Chairman and Chief Executive Officer are Independent
✓	Independent Lead Director with Clearly Defined Role and Responsibilities
✓	Commitment to Board Refreshment with 2 New Directors in Last 5 Years
✓	Average Director Tenure of 8 Years
✓	Ongoing Board Succession Planning
✓	Majority Vote Standard for Director Elections
✓	All Directors Elected on an Annual Basis
✓	Annual Board and Committee Evaluations
✓	All Audit Committee Members are Financial Experts
✓	Focus on Critical Risk Oversight Role
✓	Management and Board Dialogue to Ensure Successful Oversight and Succession Planning
✓	Director and Executive Officer Stock Ownership Guidelines
✓	Prohibition on Short Sales, Transactions in Derivatives and Hedging of Company Stock by Directors and all Employees
✓	Prohibition on Pledging of Company Stock by Directors and Executive Officers

Our eight members of the Board are highly experienced and possess the necessary skills and balance of perspectives to oversee our unique business. Set forth below is a summary of the Board’s collective qualifications, experiences and backgrounds. More detailed information is provided in each director nominee’s biographical information beginning on page 12.

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Director Nominees

Name	Age	Director Since	Independent	Occupation	Committee Memberships			Other Boards
					A	NCG	Com
Matthew J. Hart	66	2010	✓	Retired President & COO, Hilton Hotels Corporation	C	M		• American Airlines Group • American Homes 4 Rent
Cheryl Gordon Krongard	63	2013	✓	Retired Senior Partner, Apollo Management			M	• Xerox
Marshall O. Larsen	70	2014	✓	Retired Chairman, President & CEO, Goodrich Corporation		M		• Becton, Dickinson and Company • Lowe’s Companies • United Technologies
Robert A. Milton	58	2010	✓	Retired Chairman & CEO, ACE Aviation Holdings and Air Canada	M	C	M	• Former Chair - United Continental Holdings
John L. Plueger	64	2010		Chief Executive Officer & President, Air Lease Corporation				• Spirit AeroSystems Holdings
Ian M. Saines	56	2010	✓	Chief Executive, Funds Management Challenger Limited	M
Ronald D. Sugar	70	2010	✓	Retired Chairman & CEO, Northrop Grumman Corporation		M	C	• Amgen • Apple • Chevron
Steven F. Udvar-Házy	73	2010		Executive Chairman, Air Lease Corporation				• SkyWest

M = Member; C = Chair

Committees: Audit = A; Nominating and Corporate Governance = NCG; Compensation = Comp

Average Director Tenure is 8 Years; 2 New Directors in Last 5 Years

2019 Proxy Statement   |  Air Lease Corporation  |  v

Executive Compensation Highlights

Compensation Philosophy

Our executive compensation program is designed to attract, retain and motivate the highest caliber executives in the aircraft leasing industry by offering a comprehensive compensation program that is attractive enough to entice and retain successful senior executives. We also believe it is important that our compensation program attracts the highly talented executive who is experienced and capable of managing our aircraft fleet with a small team to help drive our profitability.

At the end of 2018, we had total revenues of $1.7 billion and we had 97 employees, resulting in 2018 revenue per employee of approximately $17.3 million and total compensation expense representing 3.8% of revenues. We believe that the ratio of employees to total assets and total compensation as a percentage of revenues compares favorably to other companies in capital-intensive businesses.

Compensation Governance

Our compensation committee regularly reviews our compensation governance practices to ensure we are incentivizing hard work and high performance while also managing risk. Our executive compensation program currently includes the following features:

What We Do:

✓	Pay for Performance
✓	Double-Trigger Change in Control Provisions
✓	Provide moderate and reasonable severance benefits no greater than three times base salary and target annual bonus
✓	Manage the use of equity incentives conservatively with a net equity burn rate over the last year of less than 1%
✓	Tally Sheets
✓	Stock Ownership Guidelines (6x Base Salary for Chief Executive Officer)
✓	Mitigate Undue Risk
✓	Independent Compensation Consultant
✓	Clawback Policy
✓	Annual “Say-on-Pay”
✓	Robust Stockholder Engagement Program

What We Don’t Do:

x	Hedging and Pledging
x	Tax Gross-Ups (except in connection with foreign assignments)
x	Dividend or Dividend Equivalents on Performance Awards
x	Re-Price Stock Options
x	Pension Benefits (other than 401(k))
x	Employment Agreements (except in connection with foreign assignments)

Pay-for-Performance Philosophy

Our executive compensation program is designed to reward our executives for contributing to the achievement of our annual and long-term objectives. We set robust goals to align performance-based compensation with the creation of long-term value for our stockholders. We also believe that our directors and employees’ ownership of our stock is critical to alignment with our stockholders. Our 97 employees along with our independent directors collectively own approximately 9% of the Company’s Class A Common Stock.

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Engagement with Stockholders and Compensation Program and Disclosure Enhancements

To better understand our investors’ perspectives regarding our executive compensation program, for the last several years we have engaged in stockholder outreach. After issuing our proxy statement in March 2018, we engaged with holders of 49% of outstanding shares (none of whom were our employees or directors) to specifically discuss our compensation philosophy and program and to listen to their feedback. The compensation committee considered our stockholders’ views when making decisions about changes to our 2018 and 2019 compensation programs.

We continued to enhance our executive compensation program in response to evolving compensation practices and feedback from our stockholder engagement efforts, specifically by making the following responsive changes:

Demonstrated Responsiveness to Stockholder Feedback
Changes that Support Stronger Executive Pay with Company Performance Alignment
✓

Changed our Executive Chairman’s 2018 Annual Bonus.    In 2018, we changed the structure of our Executive Chairman’s annual bonus so that in lieu of cash he was granted a stock bonus award in the form of restricted stock units (“RSUs”) on February 20, 2019, the date the dollar amount of his 2018 annual bonus was determined. These RSUs cliff vest on the second anniversary of the date of grant. The number of RSUs was equal to the dollar amount of his 2018 cash bonus divided by the closing price of our common stock on the grant date. We believe denominating our Executive Chairman’s annual bonus in stock instead of cash and effectively requiring a three-year vesting period further aligns our Executive Chairman’s compensation with stockholders’ long-term interests.

As a result of this change in bonus structure, the only cash compensation that was paid to our Executive Chairman in 2018 was his base salary.

✓

Streamlined the Performance Metrics for our Annual Bonus.    In 2018, we reduced the number of operating performance metrics to two from four in 2017 by removing pre-tax operating margin and dollar value of aircraft added to our fleet. We increased the component weighting to 40% each for the two 2018 performance metrics, Overall Revenue and Adjusted Pre-Tax Return on Equity. We believe that focusing on two key operating metrics simplifies the program to effectively drive profitable growth. 50% of the metrics focus on top-line performance and the remaining 50% focuses on profitability. These metrics also provide greater transparency to stockholders because these performance metrics are reported in the Company’s SEC filed financial statements.

By streamlining our annual bonus plan structure and using equally weighted top-line and bottom-line performance metrics, we believe we have simplified our plan and further focused our executives on achieving profitable growth for our stockholders.

2019 Proxy Statement   |  Air Lease Corporation  |  vii

✓	Changed our Book Value RSUs and Eliminated One-Year Performance Periods. In 2018, we changed our book value restricted stock units (“Book Value RSUs”) in several ways to further drive long-term sustainable book value growth
	○	2018 Book Value RSUs cliff vest at the end of three years versus previous years’ grants that vested ratably each year over three years.
	○	Increased weighting of Book Value RSUs relative to total stockholder return restricted stock units (“TSR RSUs”) because we believe incentivizing the executives to grow our long-term book value per share in a capital-intensive business like ours will lead to value creation for stockholders.
	○	Reset actual target book value per share growth at the beginning of 2018 and made target book value growth harder to reach compared to previous years’ grants.
	○	Revised the terms so that the opportunity associated with the Book Value RSUs can vary from 0%-200% of target.
As a result of the changes to our Book Value RSUs, all performance-based long-term incentive awards have three-year performance periods where performance is measured at the end of year three.
✓

Terminated Executive Officer Participation in Deferred Cash Bonus Plan.    In February 2018, we terminated participation of three of our Named Executive Officers (“NEOs”) and our other executive officers still participating in our Deferred Cash Bonus Plan. We had previously terminated participation of our Chief Executive Officer and our Executive Chairman.

As a result of these changes, the long-term incentive opportunity for all NEOs is 100% equity-based and all time-based RSUs granted to the NEOs vest ratably over a period of three years.

✓

Developed Custom Benchmark Group.    In 2018, we developed a new more refined benchmark group consisting of 18 companies across diversified financial services and real estate investment trusts based on quantitative and qualitative factors, including company size, business model and financial profile. Based on a 2019 study prepared by the compensation committee’s independent compensation consultant using 2017 data, the total direct compensation paid to our Chief Executive Officer and our Executive Chairman approximated the median total direct compensation paid by the custom benchmark group members to their similarly situated executive officers, while the total direct compensation paid to our other NEOs was either slightly above or slightly below the median total direct compensation paid by the custom benchmark group members to their similarly situated executive officers.

We believe the data from the Custom Benchmark Group is valuable to the compensation committee in determining the competitiveness of our compensation and any compensation adjustments.

✓

CEO Annual Compensation and Annual Bonus.    In connection with our leadership transition in July 2016, we changed our Chief Executive Officer’s compensation structure to place a greater proportion of compensation at risk and subject to long-term Company performance.

In 2018, we retained the structure and as a result, 72% of the CEO’s 2018 pay mix at target was at risk.

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Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

(310) 553-0555

Proxy Statement for the 2019 Annual Meeting of Stockholders

Corporate Governance and Board Matters

Board of Directors

Our Board of Directors is currently composed of eight members: Matthew J. Hart, Cheryl Gordon Krongard, Marshall O. Larsen, Robert A. Milton, John L. Plueger, Ian M. Saines, Ronald D. Sugar and Steven F. Udvar-Házy. Our directors serve for one-year terms until the next annual meeting of stockholders and until their respective successors are duly elected and qualified or until his or her resignation or removal. Certain information regarding our directors is set forth below in Proposal 1: Election of Directors.

Our Board held six meetings in 2018. Each of the directors standing for re-election at the Annual Meeting attended at least 90% of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served in 2018. We expect but do not require our directors to attend the annual meeting of stockholders each year. All of our directors who stood for election at the 2018 annual meeting attended that meeting.

Director Independence

Each director will qualify as “independent” pursuant to the New York Stock Exchange (the “NYSE”) listing standards only if our Board of Directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Accordingly, our Board of Directors has affirmatively determined that six of our eight current directors, Mr. Hart, Ms. Krongard, Mr. Larsen, Mr. Milton, Mr. Saines and Dr. Sugar, were independent in accordance with the NYSE rules during the periods in 2018 and 2019 that they served as directors of our Board. Mr. Milton serves as our lead independent director. Messrs. Udvar-Házy and Plueger are not independent because they are employees of Air Lease Corporation (the “Company”).

2019 Proxy Statement   |  Air Lease Corporation  |  1

Board of Directors Leadership

The Board of Directors currently has no firm policy as to whether the roles of Chairman of the Board of Directors and Chief Executive Officer should be combined or separate. Instead, our Board of Directors believes that our leadership structure should be considered in the context of our Company’s circumstances at any given time, including company culture, strategic objectives and any challenges we may be facing. Therefore, our Board of Directors evaluates its leadership structure annually to ensure that the most optimal structure is in place for our Company’s needs – which may evolve over time.

Our Corporate Governance Guidelines provide that in the event that the Chairman of the Board of Directors is not an independent director, the nominating and corporate governance committee may designate an independent director to serve as “Lead Director,” who shall be approved by a majority of the independent directors. The Board of Directors believes having an independent Lead Director provides an appropriate balance between strong Company leadership and appropriate oversight by independent directors.

As part of our Board of Directors’ long-term succession plans for the Company, effective July 1, 2016, the Board established the separate executive position of Executive Chairman of the Board of Directors. Mr. Udvar-Házy, our founder and former Chief Executive Officer, now serves as the Executive Chairman of the Board of Directors, and in addition to his executive officer role, chairs the meetings of the Board of Directors and works closely with Robert A. Milton, our independent Lead Director. John L. Plueger, our Chief Executive Officer, also works closely with Mr. Milton in his role.

The role of the independent Lead Director helps ensure oversight by an active and involved independent Board of Directors, while Mr. Udvar-Házy’s continued engagement as Executive Chairman of the Board enables the Company and the Board of Directors to benefit from his deep knowledge, industry relationships and operational experience.

Mr. Milton has been elected annually by the independent directors of the Board of Directors to serve as independent Lead Director since our initial public offering in 2011. In this role, Mr. Milton has the following responsibilities as set forth in our Corporate Governance Guidelines and as requested by the Board of Directors:

•	chair meetings of the non-management or independent directors;

•	call meetings of the non-management or independent directors, if deemed appropriate;

•	provide input on the selection of any new director;

•	lead the annual Board of Directors and committee self-evaluations;

•	meet with any director who is not adequately performing his or her duties as a member of the Board or any committee;

•	facilitate communications between other members of the Board and the Executive Chairman and/or Chief Executive Officer;

•	work with the Executive Chairman in the preparation of the agenda for each meeting;

•	work with the Executive Chairman in determining the need for special meetings;

•	otherwise consult with the Executive Chairman and/or the Chief Executive Officer on matters of governance and Board performance;

•	report the results of the annual performance evaluation of the Executive Chairman and the Chief Executive Officer, to each individual; and

•	be available, as appropriate, for consultations and direct communication with stockholders.

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Mr. Milton also serves on each committee of the Board. The Board of Directors believes that Mr. Milton’s extensive aviation industry experience, chief executive officer experience, as well as other board experience make him well suited to serve as its independent Lead Director.

The Board of Directors believes that the leadership structure with a strong independent Lead Director on the one hand, and knowledgeable and experienced Executive Chairman of the Board of Directors on the other, provides balance and is in the best interest of the Company.

Executive Sessions of Non-Employee Directors

As part of the Board of Directors’ regularly scheduled meetings, the non-employee directors meet in executive session. Any non-employee director can request additional executive sessions. Mr. Milton, as lead independent director, schedules and chairs the executive sessions.

Committees of the Board of Directors

Our Board of Directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Our Board of Directors has determined that each of these committees is composed solely of independent directors under the applicable NYSE rules. Our Board of Directors has adopted a charter for each committee that is available on our website at www.airleasecorp.com.

All of the independent members of the Board of Directors are invited to attend all committee meetings and it is the practice of the independent directors to attend the meetings of committees upon which they do not serve. The independent directors believe that their attendance at these meetings enhances their understanding of the business and permits them to spend more time on issues at the meetings of the full Board of Directors.

Audit Committee

Our audit committee consists of Messrs. Hart, Milton and Saines. Mr. Hart is the Chairman of the audit committee. Our audit committee’s duties include, but are not limited to, monitoring (1) the integrity of the financial statements of the Company, (2) the independent registered public accounting firm’s qualifications and independence, (3) the performance of our internal audit function and independent registered public accounting firm, (4) our compliance with legal and regulatory requirements and (5) our overall risk profile. Our audit committee is a separately designated standing audit committee as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our audit committee must at all times be composed exclusively of directors who are “financially literate” as defined under the NYSE listing standards. The audit committee also must have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that results in the individual’s financial sophistication, and who qualifies as an “audit committee financial expert,” as defined under the rules and regulations of the Securities and Exchange Commission (“SEC”). Our Board of Directors has determined that each member of our audit committee is financially literate and is an “audit committee financial expert.” In addition to being “independent” under NYSE rules, each member of our audit committee also meets the enhanced independence requirements pursuant to Rule 10A-3(b)(i) of the Exchange Act, and the NYSE listing standards for purposes of serving on an audit committee.

Our audit committee held four meetings in 2018.

2019 Proxy Statement   |  Air Lease Corporation  |  3

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Milton, Hart, and Larsen and Dr. Sugar. Mr. Milton is the Chairman of the nominating and corporate governance committee. Our nominating and corporate governance committee monitors the implementation of sound corporate governance principles, practices and risks and will, among other things: (1) identify individuals believed to be qualified to become a member of our Board of Directors and recommend to the Board candidates to be elected to fill vacancies and newly created directorships, (2) periodically review and recommend changes, as appropriate, to our corporate governance documents and (3) annually oversee the evaluation of our Board of Directors and its committees. Our nominating and corporate governance committee also reviews and approves all related party transactions in accordance with our policies with respect to such matters.

Our nominating and corporate governance committee held four meetings in 2018.

Compensation Committee

Our compensation committee consists of Dr. Sugar, Ms. Krongard and Mr. Milton. Dr. Sugar is the Chairman of the compensation committee. Our compensation committee has overall responsibility for (1) overseeing our overall compensation structure, policies and programs, (2) reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and Executive Chairman, reviewing the performance of each such individual in light of those goals and objectives and recommending to the independent directors of the Board the compensation level for each such individual based on this evaluation, (3) overseeing the evaluation of management and succession planning for executive officer positions, (4) at least annually reviewing the compensation (both cash and equity based award compensation) of non-employee directors for service on the Board and its committees and recommending any changes to the Board for approval and (5) reviewing the risk exposure related to the areas of its responsibility.

In fulfilling its responsibilities, the compensation committee may delegate to management or to a subcommittee of the compensation committee. The compensation committee has delegated to certain senior members of management the authority to make RSU grants in 2019 to other officers and employees on the same terms as the executive officers, subject to an aggregate number of RSUs approved by the compensation committee.

The compensation committee also oversees preparation of the compensation discussion and analysis to be included in our annual proxy statement, recommends to the Board of Directors whether to so include the compensation discussion and analysis and provides an accompanying report to be included in our annual proxy statement.

The compensation committee has engaged Exequity LLP (“Exequity”), a nationally recognized independent compensation consultant, to provide advice with respect to compensation decisions for the non-employee directors of our Board of Directors and our executive officers.

Each member of our compensation committee qualifies as a “non-employee director” under SEC rules and as an “outside director” under Section 162(m) of the Internal Revenue Code (the “Code”) for purposes of serving on a compensation committee. Our Board of Directors has also determined that each member of the compensation committee satisfies the additional independence requirements specific to compensation committee membership under the NYSE listing standards. In making this determination, the Board of Directors considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a member of the compensation committee.

Our compensation committee held five meetings in 2018.

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The Board and Committee Annual Self-Evaluation

To ensure that the Board of Directors and each Board committee functions effectively, the nominating and corporate governance committee and the Board of Directors annually conducts a self-evaluation to identify and assess areas for improvement. The written assessment focuses on the Board composition and its role, the operation of the Board, the Board’s processes relating to the Company’s strategy, financial position and corporate governance and the function and effectiveness of the Board committees. The independent Lead Director leads the evaluation process which includes collecting the assessment feedback and conducting a one-on-one conversation with each director. The Lead Director discusses the results of the evaluations and feedback received with the non-employee directors in executive session at its February meeting each year, then shares the results with the employee directors and, as necessary, the Board implements resulting recommendations.

The Board of Directors’ Role in Risk Oversight

The Board of Directors has delegated risk oversight responsibilities to the audit committee, except for risks relating to executive compensation. In accordance with its charter, the audit committee is responsible for monitoring the Company’s policies and practices with respect to risk assessment and risk management. The audit committee periodically meets with our senior executives to discuss, among other things, material risks to our business. The audit committee also periodically meets with representatives of our independent registered public accounting firm. The Chairman of the audit committee reports to the full Board of Directors regarding material risks as deemed appropriate.

The compensation committee provides oversight with respect to risks that may arise from our compensation arrangements and policies. This is accomplished on an ongoing basis through the compensation committee’s review and approval of specific arrangements and policies to ensure that they are consistent with our overall compensation philosophy and our business goals. The compensation committee periodically discusses any risk-related concerns with senior management and with its independent compensation consultant. The Chairman of the compensation committee will report to the full Board of Directors regarding any material risks as deemed appropriate. In view of this oversight and based on our ongoing assessment, we do not believe that our present employee compensation arrangements, plans, programs or policies are likely to have a material adverse effect on the Company.

The Board of Directors believes that its governance structure supports the Board’s role in risk oversight. Independent directors chair each of the Board committees responsible for risk oversight. The Company has an independent Lead Director who facilitates communication between management and directors, and all directors are involved in the review of key enterprise risks.

Succession Planning

Our compensation committee annually reviews succession plans relating to positions held by our executive officers and makes recommendations to the Board of Directors regarding the selection of individuals to fill these positions. In addition, annually our Chief Executive Officer and Executive Chairman report to the compensation committee on succession planning for other senior executive positions. Our Board of Directors also maintains an emergency Chief Executive Officer succession plan which will become effective in the event our Chief Executive Officer becomes unable to perform his duties in order to minimize potential disruption to our business and operations.

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Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers serves, or in the past year has served, as a member of the board of directors or the compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or compensation committee.

Corporate Governance Guidelines and Code of Business Conduct

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines (the “Guidelines”) to assist the Board of Directors in the exercise of its duties and responsibilities and to serve the best interests of the Company and our stockholders. The Guidelines are intended to serve as a flexible framework for the conduct of the Board of Directors’ business and not as a set of legally binding obligations and are periodically reviewed by the Board Directors and amended from time to time.

The Guidelines describe the Lead Director’s and the Board of Directors’ responsibilities, the qualification criteria for serving as a director, and standards for the conduct of meetings and establishing and maintaining committees. The Guidelines also confirm that the directors will have full and free access to officers and employees of the Company and have authority to retain independent advisors as necessary and appropriate in carrying out their activities. In addition, the Guidelines establish frameworks for director compensation, director orientation and continuing education, and an annual evaluation of the Board and its committees and of the Guidelines. Finally, the Guidelines charge the compensation committee with oversight of management evaluation and succession, and detail the Company’s policies regarding confidentiality and communications between our Board of Directors and the press and media on matters pertaining to the Company. These Guidelines were recently amended to add over-boarding limits which the Company has previously complied with in practice, a requirement that a director must offer to resign if the Board has determined that an actual conflict of interest arises with respect to the director which is not waived by the Board, add emphasis that directors are subject to the Company’s Code of Business Conduct described below, clarify our practices regarding communications to our Board of Directors by stockholders and other interested parties and update the Criteria for Nominations as Directors to reflect our practices relating to the consideration of director candidates, including diversity qualifications, as described below. Our Guidelines are available on our website at www.airleasecorp.com.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, employees and officers. Among other things, the Code of Business Conduct and Ethics is intended to ensure fair and accurate financial reporting, to promote ethical conduct and compliance with applicable laws and regulations, to provide guidance with respect to the handling of ethical issues, to foster a culture of honesty and accountability and to deter wrongdoing. It also requires disclosure to us of any situation, transaction or relationship that may give rise to any actual or potential conflict of interest. Such conflicts must be avoided unless approved by our nominating and corporate governance committee. The Code of Business Conduct and Ethics prohibits our employees, officers and directors from taking, or directing a third party to take, a business opportunity that is discovered through the use of our property. A copy of our Code of Business Conduct and Ethics is available on our website at www.airleasecorp.com.

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Certain Relationships and Related Person Transactions

In accordance with our written Related Person Transaction Policy, the nominating and corporate governance committee must review and approve or ratify any transaction in which the amount involved exceeds $120,000 if any of our directors, director nominees, executive officers, beneficial owners of more than 5% of our Class A Common Stock, or any of their respective immediate family members, has or may have a direct or indirect material interest in such transaction. Certain limited types of related person transactions are deemed to be pre-approved by the nominating and corporate governance committee even if the amount involved exceeds $120,000. In addition, the Chairman of the nominating and corporate governance committee has been delegated the authority to approve or ratify any related person transaction if the amount involved is expected to be less than $1 million. Out of an abundance of caution, the nominating and corporate governance committee will sometimes review and approve or ratify transactions with a related person or an entity affiliated with a related person, even if the related person does not have a direct or indirect material interest in the transaction. The Company has had no related person transactions since January  1, 2018.

Consideration of Director Candidates

Our nominating and corporate governance committee is responsible for identifying and evaluating director candidates based on the perceived needs of the Board of Directors at the time. When identifying and evaluating candidates for nomination as new directors, the Board will consider candidates with diverse backgrounds in terms of knowledge, experience, skills, and other characteristics, in particular, gender, ethnic and geographic diversity. The Board of Directors is committed to identifying candidates with gender, ethnic and geographic diversity and is committed to meeting the requirements under a law in California that the Company have three female directors by December 31, 2021. Diversity also may encompass a candidate’s educational and professional history, community or public service, expertise or knowledge base and certain unique personal characteristics. The nominating and corporate governance committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, and a candidate’s background and personal experience, while important, does not necessarily outweigh other attributes or factors the nominating and corporate governance committee considers in evaluating candidates.

Among other criteria that the nominating and corporate governance committee may consider include the director candidate’s ability to faithfully represent the interests of our stockholders; the candidate’s integrity, judgment and independence of thought; an absence of conflicting time commitments; financial literacy; leadership experience; a fit of abilities and personality that helps build an effective, collegial and responsive Board of Directors; a commitment to understand the Company and its industry; and an ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and to contribute positively to the decision-making process.

Any stockholder may recommend a director candidate for our nominating and corporate governance committee to consider by submitting the candidate’s name and qualifications to us in care of the Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement. Director candidates recommended by a stockholder are considered in the same manner as any other candidates, although the nominating and corporate governance committee may prefer candidates who are personally known to the existing directors and whose reputations are highly regarded. Our nominating and corporate governance committee has not retained professional search firms to assist it in recruiting potential director candidates.

Stockholders of record seeking to nominate candidates for election as directors at our annual meeting of stockholders (as opposed to making a recommendation to the nominating and corporate governance

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committee as described above) or to bring other business before our annual meeting of stockholders, may do so by providing timely notice of their intent in writing by the deadlines specified in our Fourth Amended and Restated Bylaws (“Bylaws”) For more information, see the section below titled Stockholder Proposals and Director Nominations for our 2020 Annual Meeting of Stockholders.

Communications with the Board of Directors

Stockholders and any other interested parties who wish to communicate with the Board of Directors or an individual director, including our independent Lead Director or our independent directors as a group, or any Board committee or any chairperson of any Board committee, by either name or title, may send written communications care of the Corporate Secretary of the Company (the “Secretary”) at the address for our principal executive office listed on the cover page of this Proxy Statement. All such communications will be opened by the Secretary or his or her designee for the sole purpose of determining whether the contents represent a message to the Company’s directors. The Secretary will forward copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or its committees or that he or she otherwise determines requires the attention of any member, group or committee of the Board. The Secretary will not forward junk mail, job inquiries, business solicitations, offensive or otherwise inappropriate materials.

Director Compensation

Our Board of Directors sets non-employee director compensation based on recommendations from the compensation committee. The compensation committee reviews, at least annually, the compensation (both cash and equity-based award compensation) of non-employee directors for service on the Board and its committees. The compensation committee’s independent compensation consultant, Exequity, assists in this review, including obtaining market information, annually benchmarking our director compensation and designing various aspects of our compensation program for the directors. After its review, the compensation committee recommends any changes to the Board for approval. Directors who also serve as employees to the Company (currently Messrs. Udvar-Házy and Plueger) do not receive separate compensation for their service on our Board of Directors.

Annual Retainer Fees and Other Cash Fees

Retainers under our non-employee director compensation program for 2018 were as follows:

Cash Compensation	Annual Compensation (paid quarterly)
Annual Board Retainer	$ 80,000

Committee Chair Retainer in Addition to Committee Member Retainer

• Audit	$ 20,000

• Compensation	$ 10,000

• Nominating and Corporate Governance	$ 10,000

Committee Member Retainer

• Audit	$ 15,000

• Compensation	$ 10,000

• Nominating and Corporate Governance	$ 10,000

Lead Director Retainer	$ 50,000

There has been no change in the above fees since 2012.

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Effective January 1, 2017, non-employee directors may be paid conditional meeting fees in the event that in the future there are periods of unexpected and increased participation required by the non-employee directors, and a per diem fee in certain circumstances.

A non-employee director will receive a meeting fee of $1,500 per meeting (i) if he or she attends a number of Board meetings in excess of the number of scheduled meetings plus two additional Board meetings during the applicable calendar year or (ii) if he or she attends during the applicable year a number of meetings of a committee on which he or she serves, in excess of the number of scheduled meetings plus two additional meetings of that committee for that year. No fees for attending additional meetings were paid in 2018.

Non-employee directors may be paid a per diem fee of $2,500 for non-ordinary course Board or committee activity (excluding any educational events) subject to the approval of the Board, the Chairman of the Board or the Lead Director of the Board. No per diem fees were paid in 2018.

As a matter of policy each director could elect to have his or her retainer paid in cash or shares of our Class A Common Stock, or a combination thereof.

Equity Awards

Each non-employee director who joins our Board of Directors receives an initial grant of RSUs to be settled in shares of our Class A Common Stock (“Initial Director Grant”) with an aggregate value of $180,000. Thereafter, each year our non-employee directors receive an annual RSU award to be settled in shares of Class A Common Stock (the “Annual Director Grant”) with an aggregate value of $120,000. There has been no change in the dollar value of the equity awards since 2014.

The value of all grants of RSUs is based on the closing price of our Class A Common Stock on the date of grant. All RSUs awarded to our non-employee directors vest in full on the first anniversary of the grant date, and if the Board of Directors service of such a director terminates for any reason, other than following a change in control, the RSUs will vest on a daily prorated basis according to the number of days between the grant date and the termination of service, divided by 365. If the service terminates following a change in control, the RSUs will vest in full. The Initial Director Grants and the Annual Director Grants are made pursuant to the Air Lease Corporation 2014 Equity Incentive Plan or any successor plan.

Since January 1, 2015, each director may annually elect to defer the receipt of his or her Annual Director Grant shares beyond the one-year vesting period. Directors may elect to defer his or her shares until separation from service or alternatively, may elect a deferral period of five years or ten years from the date of grant, provided that shares will be distributed upon a separation from service, a change of control or at death, if earlier than the elected deferral date. Deferred RSUs receive dividend equivalents which are reinvested in additional RSUs based on the market price of the Company’s Class A Common Stock on the date the dividends are paid.

On May 9, 2018, each non-employee director received an Annual Director Grant.

Other Arrangements

We reimbursed directors for travel and lodging expenses incurred in connection with their attendance at meetings. We also have entered into agreements with each of our non-employee directors to provide them with indemnification and advancement of expenses to supplement that provided under our certificate of incorporation and bylaws, subject to certain requirements and limitations.

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Director Compensation Summary

The following table sets forth compensation paid to or earned by the individuals who served as non-employee directors of our Company during 2018.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Total ($)
Mr. Hart	125,000	120,000	245,000
Ms. Krongard	90,000	120,000	210,000
Mr. Larsen	90,000	120,000	210,000
Mr. Milton	175,000	120,000	295,000
Mr. Saines	95,000	120,000	215,000
Dr. Sugar	110,000	120,000	230,000
(1)	Fees Earned or Paid in Cash: The amount shown for each non-employee director is composed of his or her annual retainer fees and committee member fees and any additional chairmanship fees.

(2)

Stock Awards: On May 9, 2018, each of the non-employee directors was granted an Annual Director Grant of RSUs covering 2,717 shares. There were no other outstanding equity awards for our non-employee directors on December 31, 2018 except as noted in footnote 3 below.

The dollar amounts shown for these stock awards reflect $44.16 per share which is the grant date fair value of one share of Class A Common Stock computed in accordance with GAAP. Each RSU represents a contingent right to receive one share of our Class A Common Stock.

(3)	As of December 31, 2018, our non-employee directors held the following vested RSUs:

Name	Number of Restricted Stock Units
Mr. Hart	—
Ms. Krongard (a)	3,145
Mr. Larsen (b)	10,317
Mr. Milton	—
Mr. Saines (b)	10,317
Dr. Sugar	—
(a)	Ms. Krongard had an outstanding award of 3,145 RSUs, including accrued dividend equivalents, in connection with the deferral of her 2017 Annual Director Grant of RSUs that vested on May 3, 2018.

(b)

Messrs. Larsen and Saines each had outstanding awards of 10,317 RSUs, including accrued dividend equivalents, in connection with the deferral of each of their 2015, 2016 and 2017 Annual Director Grant of RSUs that vested on May 6, 2016, May 4, 2017 and May 3, 2018, respectively.

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Director Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for all non-employee directors. Each non-employee director has five years from the time he or she becomes subject to these guidelines to achieve ownership of Class A Common Stock equivalents with an aggregate market value equal to three times the amount of the then current annual cash retainer fee for service on our Board of Directors. For a non-employee director, Class A Common Stock equivalents are shares of Class A Common Stock personally owned by the director, shares of Class A Common Stock underlying vested RSUs awarded to a director and shares of Class A Common Stock underlying unvested RSUs awarded to a director that are subject to time vesting only. All directors have met or exceeded the guidelines as set forth in the table below.

Target Ownership			Actual Ownership
Current Outside Director Annual Cash Retainer Fee	Multiple of Annual Retainer	Multiple Expressed in Dollars	Director	Multiple of Annual Retainer	Value of Shares held by Director*
$ 80,000	3x	$ 240,000	Mr. Hart	16x	$ 1,286,162
			Ms. Krongard	12x	$ 980,980
			Mr. Larsen	9x	$ 722,186
			Mr. Milton	16x	$ 1,286,162
			Mr. Saines	12x	$ 989,767
			Dr. Sugar	33x	$ 2,686,562
*	Based on the closing price of the Company’s Class A Common Stock on March 12, 2019.

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Items of Business

Proposal 1: Election of Directors

At the Annual Meeting, the Board of Directors is recommending to stockholders that Mr. Matthew J. Hart, Ms. Cheryl Gordon Krongard, Mr. Marshall O Larsen, Mr. Robert A. Milton, Mr. John L. Plueger, Mr. Ian M. Saines, Dr. Ronald D. Sugar and Mr. Steven F. Udvar-Házy each be elected as a director to serve for a one-year term ending at the 2020 annual meeting of stockholders and until their respective successors are duly elected and qualified our until his or her earlier resignation or removal. Each of the nominees named below is currently a director and was elected at the annual meeting of stockholders held on May 9, 2018. No arrangement or undertaking exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee, and there are no family relationships among any of our directors or executive officers. Each nominee has consented to be nominated and has agreed to serve as a director if elected. Should any of these individuals become unable to serve as a director prior to the Annual Meeting, the proxies for the Annual Meeting will, unless otherwise directed, vote for the election of such other individual as the Board of Directors may recommend, unless the Board in its discretion reduces the number of directors. As of the date of this Proxy Statement, the Board of Directors has no reason to believe that any of the director nominees will be unable or unwilling to stand as a nominee or to serve as a director if elected.

Under our Bylaws, a director nominee will be elected to the Board of Directors by a majority of the votes cast, meaning the votes cast “FOR” such nominee’s election must exceed the votes cast “AGAINST” such nominee’s election at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the director election because they are not treated as votes cast.

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A summary of each nominee’s principal occupation, recent professional experience, directorships at other public companies for at least the past five years, and certain other qualifications, is provided below:

Matthew J. Hart Retired President and Chief Operating Officer of Hilton Hotels Corporation Age: 66 Director since May 2010

Board Committees

•	Audit (Chair)

•	Nominating and Corporate Governance

Other Current Public Company Directorships

•	American Airlines Group Inc.

•	Trustee, American Homes 4 Rent

Mr. Hart served as President and Chief Operating Officer of Hilton Hotels Corporation, a global hospitality company, from May 2004 until the buyout of Hilton by a private equity firm in October 2007. Mr. Hart also served as Executive Vice President and Chief Financial Officer of Hilton from 1996 to 2004. Prior to joining Hilton, Mr. Hart served as the Senior Vice President and Treasurer of The Walt Disney Company and Executive Vice President and Chief Financial Officer for Host Marriott Corp. He was a director of US Airways Group, Inc. from 2006 until its December 2013 merger with American Airlines Group Inc. (formerly AMR Corporation) and of B. Riley Financial, Inc. from July 2009 until October 2015.

Qualifications:

Mr. Hart possesses significant executive experience in the hotel industry and currently serves on the board of directors of a major U.S. airline. Mr. Hart provides our Board of Directors with an important combination of management, airline industry and financial expertise. His past experience as the chief financial officer of two Fortune 500 companies, and his current service on the audit committees of two other public companies, make him instrumental in helping our Board of Directors implement business and financial strategy.

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Cheryl Gordon Krongard Private Investor Age: 63 Director since December 2013

Board Committee

•	Compensation

Other Current Public Company Directorships

•	Xerox Corporation

Ms. Krongard is engaged in private investment activities. Ms. Krongard was a senior partner of Apollo Management, L.P., a private investment company, from January 2002 to December 2004. From 1994 to 2000, she served as the Chief Executive Officer of Rothschild Asset Management and as Senior Managing Director for Rothschild North America. Additionally, she served as a director of Rothschild North America, Rothschild Asset Management, Rothschild Asset Management BV, and Rothschild Realty Inc. and as Managing Member of Rothschild Recovery Fund. Ms. Krongard also served as a director of US Airways Group, Inc. from 2003 until its December 2013 merger with American Airlines Group Inc. (formerly AMR Corporation) and as a director of Legg Mason, Inc. from 2006 until July 2017. Ms. Krongard was elected a lifetime governor of the Iowa State University Foundation in 1997 and has served as Chairperson of its Investment Committee. She also is a member of the Deans Advisory Council, Iowa State University College of Business.

Qualifications:

Ms. Krongard brings substantial asset management expertise and leadership experience serving as a senior executive at large, complex asset management organizations. Ms. Krongard also has significant compensation, finance, and corporate governance experience acquired through her service on the boards and committees of other publicly traded companies. Her strategic planning experience and airline experience gained as a director of a public company is a key resource to our Board of Directors for financial investments and business strategy.

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Marshall O. Larsen Retired Chairman, President and Chief Executive Officer of Goodrich Corporation Age: 70 Director since May 2014

Board Committee

•	Nominating and Corporate Governance

Other Current Public Company Directorships

•	Becton, Dickinson and Company

•	Lowe’s Companies, Inc.

•	United Technologies Corporation

Mr. Larsen served as Chairman, President and Chief Executive Officer of Goodrich Corporation, a supplier of systems and services to the aerospace and defense industry, from 2003 until his retirement in July 2012 when the company was acquired by United Technologies Corporation. He was elected as President and Chief Operating Officer of Goodrich in February 2002, and as a director in April 2002. From 1995 through January 2002, Mr. Larsen served as Executive Vice President of Goodrich and President and Chief Operating Officer of Goodrich Aerospace division of Goodrich. Mr. Larsen joined Goodrich in 1977. Mr. Larsen is a former director of the Federal Reserve Bank of Richmond and former Chairman of the U.S. Aerospace Industries Association. He is active in numerous community activities and is a member of the Krannert School of Management Advisory Board, Purdue University.

Qualifications:

Mr. Larsen brings substantial business and leadership experience as the chairman and chief executive officer of a publicly-traded company for nine years including insights in governance, regulatory and management issues facing public companies. His in-depth knowledge of the aerospace industry and the conditions that affect the industry significantly benefits the discussions of our Board of Directors.

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Robert A. Milton Retired Chairman and Chief Executive Officer of ACE Aviation Holdings, Inc. Age: 58 Director since April 2010

Board Committees

•	Audit

•	Compensation

•	Nominating and Corporate Governance (Chair)

Other Current Public Company Directorships

•	None

Mr. Milton was the Chairman and Chief Executive Officer of ACE Aviation Holdings, Inc., a holding company for Air Canada and other aviation interests (“ACE”) from 2004 until June 2012. He also was the President of ACE from 2004 until 2011. Mr. Milton was also the Chairman of Air Canada from 2004 until 2007. He held the position of President and Chief Executive Officer of Air Canada from August 1999 until December 2004. Mr. Milton is a former director of United Continental Holdings, Inc. and of AirAsia Berhad. Mr. Milton is a trustee of the Georgia Tech Foundation, a Director (Emeritus) of the Smithsonian Air and Space Museum and served as Chair of the International Air Transport Association’s Board of Governors from 2005 to 2006.

Qualifications:

Mr. Milton’s extensive experience in the aviation industry, including his many years with Air Canada and his past service on the board of directors of two major U.S. airlines, provides our Board of Directors with deep industry experience. Our Board of Directors has benefited from Mr. Milton’s many relationships in the aircraft manufacturing, aircraft leasing and airline industries. Mr. Milton’s management experience and understanding of the aircraft leasing industry make him an ideal choice to act as our lead independent director.

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John L. Plueger Chief Executive Officer and President of Air Lease Corporation Age: 64 Director since April 2010

Other Current Public Company Directorships

•	Spirit AeroSystems Holdings, Inc.

Mr. Plueger, who became our Chief Executive Officer and President in July 2016, had served as our President and Chief Operating Officer since March 2010. Mr. Plueger has more than 30 years of aviation industry and aircraft leasing experience, 23 of which were with International Lease Finance Corporation (“ILFC”) where he served as acting Chief Executive Officer from February 2010 to March 2010, as President and Chief Operating Officer from 2002 to February 2010 and on its board of directors from 2002 to 2010. Mr. Plueger’s professional experience also includes testifying before the U.S. House of Representatives as an aircraft leasing industry expert witness as well as responding to European Commission formal inquiries concerning aerospace industry related mergers and acquisitions. Mr. Plueger is a Certified Public Accountant and is an FAA Airline Transport Pilot with type ratings on multiple jet aircraft and single/multi engine and instrument instructor ratings. Mr. Plueger is a member of the Pepperdine University Board of Regents and a director (Emeritus) of the Smithsonian National Air and Space Museum.

Qualifications:

Mr. Plueger has more than 30 years of aviation industry and aircraft leasing experience, providing our Board of Directors with an in-depth understanding of our business. His many years of business, financial, accounting, managerial and executive experience in our industry make him an invaluable member of our Board of Directors.

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Ian M. Saines Chief Executive, Funds Management Challenger Limited Age: 56 Director since June 2010

Board Committee

•	Audit

Other Current Public Company Directorships

•	None

Mr. Saines is Chief Executive, Funds Management of Challenger Limited, an Australian investment management firm. From December 2013 to March 2, 2015 he was engaged in private investment activities. From December 2008 to December 2013, Mr. Saines was employed by Commonwealth Bank of Australia in the role of Group Executive of the Institutional Banking and Markets Division. At Commonwealth Bank of Australia as a member of the bank’s senior executive committee, Mr. Saines was responsible for managing Commonwealth Bank’s relationships with major corporate, government and investor clients and providing a full range of capital raising, transactional and risk management products and services. Prior to joining Commonwealth Bank of Australia in May 2004, Mr. Saines was a Management Committee member of Zurich Capital Markets Asia, the investment banking arm of the Zurich Financial Services Group. He previously held various senior roles with Bankers Trust Australia Limited and was also employed by the Reserve Bank of Australia. He is currently a director of the American Australian Association Limited. Mr. Saines is a Fellow of the Australian Institute of Company Directors (FAICD).

Qualifications:

Mr. Saines brings to our Board of Directors a wealth of experience in commercial banking and deep knowledge of financial risk management. He provides our Board of Directors with key insights with respect to financial products, the financial markets, capital raising activities and the management of a large, complex business.

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Ronald D. Sugar Retired Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation Age: 70 Director since April 2010

Board Committees

•	Compensation (Chair)

•	Nominating and Corporate Governance

Other Current Public Company Directorships

•	Amgen Inc.

•	Apple Inc.

•	Chevron Corporation

Dr. Sugar was Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation, a global aerospace and defense company, from 2003 until 2010 and President and Chief Operating Officer from 2001 until 2003. He was President and Chief Operating Officer of Litton Industries, Inc. from 2000 until the company was acquired by Northrop Grumman in 2001. He was earlier Chief Financial Officer of TRW Inc. He is the Chairman of Board of Directors of Uber Technologies Inc. and also serves as an adviser to Ares Management LLC, Bain & Company, Northrop Grumman Corporation and Singapore’s Temasek Investment Company. He is a trustee of the University of Southern California, member of the Board of Visitors of UCLA Anderson School of Management, member of the boards of directors of the Los Angeles Philharmonic Association and Alliance College – Ready Public Schools. He is the past Chairman of the Aerospace Industries Association, and a member of the National Academy of Engineering.

Qualifications:

Dr. Sugar has significant executive experience in the global aerospace business. In addition to drawing on Dr. Sugar’s in-depth executive and financial experience in related industries, our Board of Directors also benefits from Dr. Sugar’s current experience as a board member of three Fortune 100 companies. He has particularly useful experience with risk oversight, advanced technology, and a deep understanding of legislative and regulatory processes.

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Steven F. Udvar-Házy Executive Chairman of the Board of Directors of Air Lease Corporation Age: 73 Director since February 2010

Other Public Company Directorships

•	SkyWest, Inc. (Lead Director)

Mr. Udvar-Házy, who was appointed our Executive Chairman of the Board of Directors in July 2016, had served as our Chairman and Chief Executive Officer since our launch in February 2010. In 1973, Mr. Udvar-Házy co-founded the aircraft leasing business that became ILFC and from 1973 to February 2010 served as Chairman and Chief Executive Officer of ILFC. ILFC became a subsidiary of American International Group, Inc. in 1990. Mr. Udvar-Házy is an FAA Airline Transport Pilot with type ratings on multiple jet aircraft and has over 40  years of experience flying jet aircraft.

Qualifications:

Mr. Udvar-Házy brings extensive industry, managerial and leadership experience to our Board of Directors. With more than 40 years of aviation industry experience, Mr. Udvar-Házy provides our Board of Directors with a critical understanding and appreciation of our business and the know-how to craft and execute on our business and strategic plans. He is the founder, and a substantial stockholder, of our Company.

The Board of Directors recommends a vote FOR the election of all the director nominees set forth above.

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Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Our audit committee has appointed KPMG LLP as our independent registered public accounting firm to audit our financial statements for 2019. During 2018, KPMG served as our independent public accounting firm and provided certain other audit-related services. Representatives of KPMG are expected to attend the Annual Meeting, be available to respond to appropriate questions and, if they desire, make a statement.

This is a non-binding vote. If KPMG’s appointment is not ratified, the audit committee will reconsider whether to retain KPMG, but still may retain KPMG. Even if the appointment is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be appropriate.

Approval of the ratification of KPMG as our independent registered public accounting firm for 2019 requires the affirmative vote of a majority of shares of Class A Common Stock present or represented, and entitled to vote on the proposal, at the Annual Meeting. Abstentions will have the same effect as a vote “AGAINST” the proposal.

The Board of Directors recommends that you vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2019.

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Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation

We are seeking an advisory vote from our stockholders to approve our named executive officer compensation as disclosed in the section titled Executive Compensation. Consistent with the recommendation of the Board and the majority of votes cast at the 2018 annual meeting of stockholders, the Company has currently determined that advisory votes to approve the compensation of the Company’s named executive officers will take place every year. Our named executive officers include Mr. John Plueger, our Chief Executive Officer and President and Mr. Udvar-Házy, our Executive Chairman of the Board of Directors and the three other executive officers named in the tables that appear in the Executive Compensation section.

Our executive compensation program is designed to attract, motivate and retain the most talented individuals in the aircraft leasing business and to create long-term value for our stockholders. The compensation committee and our Board of Directors believe that the program has been successful in accomplishing these objectives as reflected by our strong financial performance in 2018.

The combination of a competitive base salary and bonus, and the potential for even greater rewards as a stockholder, has helped us assemble and retain a formidable management team and focus them on growing the value of the Company over the long term. We believe having a small, but highly experienced and motivated senior management team is essential to the success of the Company and provides us with an important competitive advantage.

Stockholders are urged to read the section titled Executive Compensation—Compensation Discussion and Analysis, which contains a detailed description of how our compensation program implements our compensation philosophy.

We are asking our stockholders to vote FOR the following advisory resolution:

RESOLVED, that the stockholders of Air Lease Corporation approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth below in the section titled Executive Compensation.

This is a non-binding vote and is being provided as required pursuant to Section 14A of the Exchange Act. The compensation committee and our Board of Directors will continue to review the voting results in connection with their regular evaluation of our compensation program. They also will continue to consider any input from our major stockholders throughout the year in connection with their annual evaluation.

Approval of this advisory vote requires the affirmative vote of a majority of shares of Class A Common Stock present or represented, and entitled to vote on the proposal at the Annual Meeting. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the advisory vote.

The Board of Directors recommends that you vote FOR the approval, on an advisory basis, of our named executive officer compensation.

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Compensation Committee Letter

Dear Fellow Stockholder,

As stewards of the Air Lease Corporation compensation program, we – the members of the compensation committee – are highly focused on ensuring that our compensation program promotes the creation of stockholder value. We accomplish this by delivering approximately 70% of our executives’ target compensation in performance-based vehicles and setting robust goals that challenge our executives to contribute to our annual and long-term objectives and reward them when those objectives are achieved.

We made many changes to our 2018 compensation program that are reflected throughout this proxy statement and noted below. As a result of these changes, our compensation program provides for more at-risk compensation, including more compensation being delivered in equity and subject to long-term Company performance.

Key Changes:

•

Changing the structure of our Executive Chairman’s 2018 annual bonus so that in lieu of cash he was granted a stock bonus award in the form of restricted stock units (“RSUs”) on February 20, 2019, the date the dollar amount of his 2018 cash bonus was determined. These RSUs cliff vest on the second anniversary of the date of grant. We believe that denominating our Executive Chairman’s annual bonus in stock instead of cash and effectively requiring a three-year vesting period further aligns our Executive Chairman’s compensation with stockholder’s long-term interests. As a result of this change, the only cash compensation that was paid to our Executive Chairman in 2018 was his base salary.

•	Streamlining the performance metrics for our 2018 annual bonus to have equally weighted top-line and bottom-line performance metrics to further incentivize the achievement of profitable growth.

•	Changing our Book Value RSUs in several ways to further drive long-term sustainable book value growth:

○	2018 Book Value RSUs cliff vest at the end of three years versus previous years’ grants that vested ratably each year over three years, so that the one-year performance periods have been eliminated;

○

Increased weighting of Book Value RSUs relative to TSR RSUs because we believe incentivizing the executives to grow our long-term book value per share in a capital-intensive business like ours will lead to value creation for stockholders;

○	Reset actual target book value per share growth at the beginning of 2018 and made target book value growth harder to reach compared to previous years’ grants; and

○	Revised the terms so that the opportunity associated with the Book Value RSUs can vary from 0%-200% of target.

•	Terminating our remaining executive officers’ participation in the Deferred Cash Bonus Plan.

•

Developing a new more refined benchmark group consisting of 18 companies across diversified financial services and real estate investment trusts based on quantitative and qualitative factors, including company size, business model and financial profile.

We received significant positive feedback regarding our compensation program, and preserved the features that resonated with investors, including:

•	An annual equity program with a significant portion tied to growth in book value per share; and

•	Incentive program metrics that align our management team with our strategic priorities.

We are committed to continuously evaluating our compensation programs, and to hearing from our stockholders as part of a permanent annual outreach process. We encourage you to reach out with any questions or feedback related to our compensation program.

Sincerely,

Dr. Ronald D. Sugar, Chairman

Cheryl Gordon Krongard

Robert A. Milton

Compensation Committee members

2019 Proxy Statement   |  Air Lease Corporation  |  23

Executive Compensation

Compensation Discussion and Analysis (“CD&A”)

Executive Summary

This Compensation Discussion and Analysis (this “CD&A”) discusses executive compensation for the following Named Executive Officers (“NEOs”) for fiscal year 2018:

Named Executive Officers
John L. Plueger	Chief Executive Officer and President
Steven F. Udvar-Házy	Executive Chairman of the Board
Jie Chen	Executive Vice President and Managing Director, Asia
Grant A. Levy	Executive Vice President, Marketing and Commercial Affairs
Gregory B. Willis	Executive Vice President and Chief Financial Officer

This Compensation Discussion and Analysis should be read together with the executive compensation tables that follow, which disclose the compensation awarded to, earned by or paid to our NEOs with respect to 2018.

Compensation Philosophy: Pay for Performance

Our executive compensation program is designed for a company with a small number of extraordinary and talented individuals with industry experience to manage and lead a highly capital-intensive business. We do this by tying compensation to the achievement of performance goals that promote the creation of stockholder value and by designing compensation to reward and retain our high-caliber executives in a competitive market. This balancing of objectives is demonstrated by the substantial portion of our executives’ compensation that is variable and at risk based on individual and Company performance. In 2018, 72% of our CEO’s pay mix at target was at risk. Our compensation structure and pay for performance philosophy have incentivized our 97-employee team to deliver outstanding long-term performance at a very low cost to stockholders. In fact, in 2018 our entire compensation expense (for all employees) represented just 3.8% of revenues. In addition, all of our employees are eligible to receive RSUs and our employees and directors own approximately 9% of our Class A Common Stock. We believe that this significant ownership by our employees and directors also helps ensure that we are aligned with the interests of our stockholders and that our compensation program drives sustainable growth.

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Business Overview and Strategy

Business Overview

Air Lease Corporation is a leading aircraft leasing company that was founded by aircraft leasing industry pioneer, Steven F. Udvar-Házy. We are principally engaged in purchasing new commercial jet transport aircraft directly from the manufacturers, such as Boeing and Airbus. We lease these aircraft to airlines throughout the world to generate attractive returns on equity. As of December 31, 2018, we owned a fleet of 275 aircraft and had 372 aircraft on order and 50 aircraft purchase options with the manufacturers. In addition to our leasing activities, we sell aircraft from our fleet to other leasing companies, financial services companies, airlines and through our asset-backed securities platform. We also provide fleet management services to investors and owners of aircraft portfolios for a management fee. Our operating performance is driven by the growth of our fleet, the terms of our leases, the interest rates on our debt and the aggregate amount of our indebtedness, supplemented by the gains of our aircraft sales and trading activities and our management fees. We have relationships with over 200 airlines across 70 countries, and as of December 31, 2018, had 94 customers in 56 countries.

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Strategy for Value Creation

Our strategy is primarily to purchase new commercial aircraft directly from aircraft manufacturers and lease those aircraft to airlines throughout the world, while prioritizing strong financial management and a conservative capital structure. We believe this strategy will continue to generate sustainable growth and attractive returns on equity over the long term.

Strategy for Value Creation
Aircraft Acquisition

•  Focus on the most in-demand and widely distributed, modern technology, fuel-efficient aircraft

•  Capitalize on our orderbook – a key competitive advantage that (i) provides access to a steady pipeline of attractively priced new aircraft which we order in advance and purchase directly from the manufacturers and (ii) gives us strong visibility into growth and revenue streams

Aircraft Leasing	• Prioritize long-term contracted cash flows ○ Manage customer concentrations by geography and region ○ Enter into long-term leases with staggered maturities ○ Balance exposure by aircraft type
Aircraft Sales	• Maintain a young aircraft portfolio by selling aircraft at the end of the first third of their expected life
Fleet Management	• Provide fleet management services that further bolster market intelligence and provide strong insight into market trends and future aircraft demands
Financial Management

•  Maintain a conservative capital structure:

○   Strong balance sheet with substantial liquidity of $4.3 billion*

○   Low debt/equity target of 2.5x

○   High fixed rate debt target of 80%

○   Large unencumbered asset base of $16.9 billion*

*

As of December 31, 2018. We define liquidity as unrestricted cash plus undrawn balances under our unsecured revolving credit facility. We define unencumbered asset base as unrestricted cash plus unencumbered flight equipment plus deposits on flight equipment purchases plus certain other assets.

2018 Performance

2018 Financial Highlights

Air Lease Corporation experienced another successful year in 2018. Revenues increased 10.8% to $1.7 billion compared to 2017, supported by solid balance sheet growth with assets totaling $18.5 billion as of December 31, 2018. We had 336 owned and managed aircraft as of year-end 2018, a 14% increase over 2017 primarily driven by the purchase and delivery of 46 aircraft. While continuing to grow our fleet, we maintained our strong margins and profitability with pre-tax profit margin and pre-tax return on equity of 38.1% and 14.3%, respectively, for the year ended December 31, 2018. Our lease placements continued to progress well throughout 2018 providing us with substantial forward visibility. We ended the year with $25.7 billion in committed minimum future rental payments and 91% of our order book on long-term leases for aircraft delivering through 2020.

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Compound Annual Growth Rate 2016-2018
Total assets	14%
Total revenues	11%
Income before taxes	18%
Net income	26%

2018 Business Highlights

In 2018, we successfully executed our operational strategy which is designed to drive long-term stockholder value.

Aircraft Activity.    During the year ended December 31, 2018, we purchased and took delivery of 37 aircraft from our new order pipeline, purchased nine incremental aircraft and sold 15 aircraft, ending the period with a total of 275 aircraft with a net book value of $15.7 billion. The weighted average lease term remaining on our operating lease portfolio was 6.8 years and the weighted average age of our fleet was 3.8 years as of December 31, 2018. Our fleet grew by 18.3% based on net book value of $15.7 billion as of December 31, 2018 compared to $13.3 billion as of December 31, 2017. In addition, we had a managed fleet of 61 aircraft as of December 31, 2018, compared to a managed fleet of 50 aircraft as of December 31, 2017. We have a globally diversified customer base comprised of 94 airlines in 56 countries. As of February 21, 2019, all aircraft in our operating lease portfolio, except for one aircraft, were subject to lease agreements.

2019 Proxy Statement   |  Air Lease Corporation  |  27

New Order Pipeline.    During 2018, we increased our total commitments with Boeing and Airbus by a net 41 aircraft and added 45 option orders to acquire aircraft. As of December 31, 2018, we had commitments to purchase 372 aircraft from Boeing and Airbus for delivery through 2024, with an estimated aggregate commitment of $26.3 billion. We ended 2018 with $25.7 billion in committed minimum future rental payments and placed 91% of our order book on long-term leases for aircraft delivering through 2020. This includes $11.8 billion in contracted minimum rental payments on the aircraft in our existing fleet and $13.9 billion in minimum future rental payments related to aircraft which will deliver between 2019 and 2022.

Aircraft Sales.    During the year ended December 31, 2018, we sold a total of 15 aircraft for proceeds of $407.8 million. In August 2018, we entered into an agreement to sell 18 aircraft to Thunderbolt Aircraft Lease Limited II (“Thunderbolt II”), an asset-backed securities platform which facilitates the sale and continued management of aircraft assets to investors. During the year ended December 31, 2018, we completed the sales of 12 of these aircraft from our operating lease portfolio to Thunderbolt II. Our non-controlling interest in Thunderbolt II is 5.1%. All of the aircraft in Thunderbolt II’s portfolio will be managed by us. As of December 31, 2018, we had six aircraft, with a carrying value of $241.6 million, which were classified as held for sale and included in Flight equipment subject to operating leases on our Consolidated Balance Sheets.

Financing.    In 2018, we issued a total of $3.03 billion in senior unsecured notes bearing interest at fixed rates ranging from 2.50% to 4.625% with one note bearing interest at a floating rate of LIBOR plus 1.125%, with maturities ranging from 2021 to 2028. In addition, we increased our unsecured revolving credit facility capacity to approximately $4.6 billion, representing a 21.7% increase from 2017 and extended the final maturity to May 5, 2022 with an interest rate of LIBOR plus 1.05%. We ended 2018 with a strong liquidity position of $4.3 billion and total debt outstanding, net of discounts and issuance costs, of $11.5 billion, of which 86.4% was at a fixed rate and 96.5% of which was unsecured. As of December 31, 2018, our composite cost of funds was 3.46%.

Financial Highlights.    In 2018, total revenues increased by 10.8% to $1.7 billion, compared to 2017. Income before taxes increased 5.0% to $640.1 million for the year ended December 31, 2018, compared to $609.5 million for the year ended December 31, 2017. Our pre-tax profit margin for the year ended December 31, 2018 was 38.1%. During the year ended December 31, 2018, our net income was $510.8 million, or $4.60 per diluted share

Dividend Increase.    On November 7, 2018, our Board of Directors approved an increase in our quarterly cash dividend of 30%, from $0.10 per share to $0.13 per share. This dividend paid on January 9, 2019, marked our 24th consecutive dividend since we declared our first dividend in 2013, and our sixth dividend increase over that time.

Productivity.    As of December 31, 2018, we had 97 employees and $18.5 billion of total assets. Per employee, our revenue and net income for the year ended December 31, 2018 was approximately $17.3 million and $5.3 million, respectively.

For a comprehensive discussion of our financial results, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on February 21, 2019 and is available at http://www.airleasecorp.com/investors.

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Stockholder Outreach and Executive Compensation Program Refinements

To better understand our investors’ perspectives regarding our executive compensation program, for the last several years we have engaged in stockholder outreach. After issuing our proxy statement in March 2018, we engaged with holders of 49% of outstanding shares (none of whom were our employees or directors) to specifically discuss our compensation philosophy and program and to listen to their feedback. The compensation committee considered our stockholders’ views when making decisions about changes to our 2018 and 2019 compensation programs.

We continued to enhance our executive compensation program in response to evolving compensation practices and feedback from our stockholder engagement efforts, specifically by making the following responsive changes:

Demonstrated Responsiveness to Stockholder Feedback
Changes that Support Stronger Executive Pay with Company Performance Alignment
✓

Changed our Executive Chairman’s Annual Bonus.    In 2018, we changed the structure of our Executive Chairman’s annual bonus so that in lieu of cash he was granted a stock bonus award in the form of RSUs on February 20, 2019, the date the dollar amount of his 2018 annual bonus was determined. These RSUs cliff vest on the second anniversary of the date of grant. The number of RSUs was equal to the dollar amount of his 2018 cash bonus divided by the closing price of our common stock on the date of grant. We believe denominating our Executive Chairman’s annual bonus in stock instead of cash and effectively requiring a three-year vesting period further aligns our Executive Chairman’s compensation with stockholders’ long-term interests.

As a result of this change in bonus structure, the only cash compensation that was paid to our Executive Chairman in 2018 was his base salary.

Streamlined the Performance Metrics for our Annual Bonus.    In 2018, we reduced the number of operating performance metrics to two from four in 2017 by removing pre-tax operating margin and dollar value of aircraft added to our fleet. We increased the component weighting to 40% each for the two 2018 performance metrics, Overall Revenue and Adjusted Pre-Tax Return on Equity. We believe that focusing on two key operating metrics simplifies the program to effectively drive profitable growth. 50% of the metrics focus on top-line performance and the remaining 50% focuses on profitability. These metrics also provide greater transparency to stockholders because these performance metrics are reported in the Company’s SEC filed financial statements.

By streamlining our annual bonus plan structure and using equally weighted top-line and bottom-line performance metrics, we believe we have simplified our plan and further focused our executives on achieving profitable growth for our stockholders.

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✓	Changed our Book Value RSUs and Eliminated One-Year Performance Periods. In 2018, we changed our Book Value RSUs in several ways to further drive long-term sustainable book value growth:
	○	2018 Book Value RSUs cliff vest at the end of three years versus previous years’ grants that vested ratably each year over three years.
	○	Increased weighting of Book Value RSUs relative to TSR RSUs because we believe incentivizing the executives to grow our long-term book value per share in a capital-intensive business like ours will lead to value creation for stockholders.
	○	Reset actual target book value per share growth at the beginning of 2018 and made target book value growth harder to reach compared to previous years’ grants.
	○	Revised the terms so that the opportunity associated with the Book Value RSUs can vary from 0%-200% of target.
As a result of the changes to our Book Value RSUs, all performance-based long-term incentive awards have three-year performance periods where performance is measured at the end of year three.
✓

Terminated Executive Officer Participation in Deferred Cash Bonus Plan.    In February 2018, we terminated participation of three of our Named Executive Officers (“NEOs”) and our other executive officers still participating in our Deferred Cash Bonus Plan. We had previously terminated participation of our Chief Executive Officer and our Executive Chairman.

As a result of these changes, the long-term incentive opportunity for all NEOs is 100% equity-based and all time-based RSUs granted to the NEOs vest ratably over a period of three years.

✓

Developed Custom Benchmark Group.    In 2018, we developed a new more refined benchmark group consisting of 18 companies across diversified financial services and real estate investment trusts based on quantitative and qualitative factors, including company size, business model and financial profile. Based on a 2019 study prepared by the compensation committee’s independent compensation consultant using 2017 data, the total direct compensation paid to our Chief Executive Officer and our Executive Chairman approximated the median total direct compensation paid by the custom benchmark group members to their similarly situated executive officers, while the total direct compensation paid to our other NEOs was either slightly above or slightly below the median total direct compensation paid by the custom benchmark group members to their similarly situated executive officers.

We believe the data from the Custom Benchmark Group is valuable to the compensation committee in determining the competitiveness of our compensation and any compensation adjustments.

✓

CEO Annual Compensation and Annual Bonus.    In connection with our leadership transition in July 2016, we changed our Chief Executive Officer’s compensation structure to place a greater proportion of compensation at risk and subject to long-term Company performance.

In 2018, we retained the structure and as a result, 72% of the CEO’s 2018 pay mix at target was at risk.

Changes to our 2018 and 2019 executive compensation program continued to provide for more at-risk compensation, including more being delivered in equity and subject to long-term Company performance

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2018 Executive Compensation Program

The compensation committee designed our 2018 compensation program to incentivize, reward and retain leaders who create long-term value for our stockholders. Material components of our 2018 compensation program are included in the chart below.

Pay Element	Form	2018 Metrics		2018 Performance Link
Salary	Cash	N/A		N/A
Annual Incentive Plan	Cash/RSUs	Financial Metrics (80%)		✓	Revenue incentivizes our executives to grow our top line
				✓	Adjusted return on equity keeps our executives focused on profitable growth and the efficient use of stockholders’ capital

		•	Overall Revenue
		•	Adjusted Pre-Tax Return on Equity
		Strategic Objectives (20%)		✓	Our strategic objectives are directly linked to our financial stability and revenue
		•	Meet or exceed cumulative aircraft placement goals through 2021
		• •	Add new airline customers Meet or exceed incremental CapEx goal in the Company’s 2018 Financial Plan		2018 bonus for our Executive Chairman was paid in RSUs that cliff vest two years from the grant date of February 20, 2019 for an effective three-year vesting period

Long-Term Incentive Plan	RSUs	•	Book Value (50%)	✓	Book value is a key value driver of our Company
		•	Relative TSR (25%)	✓	Relative TSR focuses executives on actions that will generate sustainable value creation
		•	Time-based RSUs (25%)	✓	Time-based RSUs provide a retention incentive
				✓	Beginning in 2018, Deferred Bonuses are no longer granted to any of our NEOs

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Compensation Governance Best Practices

Another important objective of our executive compensation program is to incorporate pay and governance best practices, as highlighted below.

What We Do:

✓	Pay for Performance
✓	Double-Trigger Change in Control Provisions
✓	Provide moderate and reasonable severance benefits no greater than three times base salary and target annual bonus
✓	Manage the use of equity incentives conservatively with a net equity burn rate over the last year of less than 1%
✓	Tally Sheets
✓	Stock Ownership Guidelines (6x Base Salary for Chief Executive Officer)
✓	Mitigate Undue Risk
✓	Independent Compensation Consultant
✓	Clawback Policy
✓	Annual “Say-on-Pay”
✓	Robust Stockholder Engagement Program

What We Don’t Do:

x	Hedging and Pledging
x	Tax Gross-Ups (except in connection with foreign assignments)
x	Dividend or Dividend Equivalents on Performance Awards
x	Re-Price Stock Options
x	Pension Benefits (other than 401(k))
x	Employment Agreements (except in connection with foreign assignments)

Stockholder Advisory Vote Approving Executive Compensation

Consistent with the recommendation of the Board and the majority of votes cast at the 2018 annual meeting of stockholders, the Company has currently determined that advisory votes to approve the executive compensation of the Company’s named executive officers will take place every year.

At our 2018 annual meeting of stockholders, the advisory vote to approve named executive officer compensation (“compensation proposal”) received the affirmative support of over 70% of our stockholders represented at the meeting and entitled to vote on the matter. In evaluating our executive compensation program, our compensation committee considered the voting results for the compensation proposal, our stockholder outreach and other factors as discussed in this CD&A.

Compensation Program Overview and Objectives

Our executive compensation program is designed to attract, retain and motivate the highest caliber executives in the aircraft leasing industry by offering a comprehensive compensation program that is attractive enough to entice and retain successful senior executives. We also believe it is important that our compensation program attracts the highly talented executive who is experienced and capable of managing our aircraft fleet with a small team to help drive our profitability. At the end of 2018, we had total assets of $18.5 billion and we had 97 total employees. We believe that the ratio of employees to total assets compares favorably to other companies in capital-intensive businesses. In addition to managing significant assets on a per employee basis, our team has delivered outstanding long-term performance at a very low cost to stockholders. In fact, in 2018 our entire compensation expense (for all employees) represented just 3.8% of revenues.

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Our executive compensation program also is designed to reward our executives for contributing to the achievement of our annual and long-term objectives. We set robust goals to align performance-based compensation with the creation of long-term value for our stockholders. We also believe that ownership of our stock is critical to alignment with our stockholders and our 97 employees along with our independent directors collectively own approximately 9% of the Company.

How We Determine Compensation

Role of the compensation committee.    The compensation committee is composed of Dr. Sugar, who serves as Chairman of the committee, Ms. Krongard and Mr. Milton. The compensation committee oversees the design, administration and evaluation of our overall executive compensation program. The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and the Executive Chairman, evaluates their performance in light of those goals and objectives, and recommends to the independent directors of the Board their compensation level based on this evaluation. It also approves the total compensation for the other NEOs. Each member of the compensation committee must be an independent, non-employee director, as those terms are defined in SEC, NYSE and Internal Revenue Service rules. Among other things, the compensation committee will at least annually:

•

Review and adjust (or recommend adjustments to) each NEO’s compensation in order to ensure an appropriate mix of cash and equity, and an appropriate balance of fixed and at-risk compensation, in light of, among other factors, each individual’s particular role and responsibilities, personal motivations, stock ownership exposure and wealth accumulation. As described below, annually we also assess the competitiveness of our NEOs compensation to determine if adjustments are warranted.

•

Consult with the compensation committee’s independent compensation consultant to help ensure that the total compensation paid to each NEO is appropriate in light of our compensation objectives, tax and accounting considerations and compensation best practices.

•	Consider specific input from stockholders on our executive compensation programs in the design of the next year’s executive compensation program.

•

Design annual incentive awards with quantitative factors and qualitative milestones applicable to all our officers that further our overall business objectives, and approve award payouts based on performance actually achieved.

Role of Stockholder Input on Executive Compensation.    To better understand our investors’ perspectives regarding our executive compensation program, for the last several years we have engaged in stockholder outreach. We spoke with stockholders in the spring of 2018 after issuing our proxy statement and again in early 2019. That outreach and the changes made to our 2018 and 2019 executive compensation program in response to that outreach are described more fully in the section titled Stockholder Outreach and Executive Compensation Program Refinements. These changes resulted for 2018 in changes in the performance metrics for our NEOs annual cash bonus, a change in the structure of our Executive Chairman’s annual bonus so that any bonus earned is paid in RSUs subject to vesting, changes in our Book Value RSUs to eliminate one-year performance periods and move to a three-year performance period instead to further drive long-term sustainable book value growth and termination of our executive officers participating in the deferred cash bonus plan. For 2018 we also developed a new, more refined benchmark group and believe that our NEOs’ total direct compensation is competitively positioned at approximately the median relative to similarly situated executives at the benchmark group companies. We encourage stockholders to reach out with any questions or feedback related to our compensation program, and we are committed to hearing from our stockholders as part of our annual outreach process.

2019 Proxy Statement   |  Air Lease Corporation  |  33

Role of Management.    Neither the Chief Executive Officer nor the Executive Chairman has any role in determining his compensation or the compensation of the other. Moreover, they are not present when his compensation is discussed and approved by the compensation committee or the Board of Directors. The compensation committee determines the overall compensation of our other NEOs with input from our Chief Executive Officer and Executive Chairman. None of our NEOs is present when his compensation is discussed by the compensation committee. Our management administers all compensation and benefits programs, subject to the oversight of the compensation committee. This delegation to management is strictly limited to implementation of the programs, and does not include any discretion to make material decisions regarding the overall executive compensation program.

Role of Independent Compensation Consultant.    The compensation committee has engaged Exequity as an independent compensation consultant to provide advice with respect to compensation decisions for our executive officers. The independent compensation consultant assists in evaluating our compensation objectives, obtaining market information, and designing various aspects of our compensation program. The independent compensation consultant attends meetings of the compensation committee by invitation, and committee members have direct access to the independent compensation consultant without management involvement. The independent compensation consultant will also consult with our senior executives as directed by the compensation committee. The compensation committee has the sole authority to hire and fire the independent compensation consultant. In order to help ensure impartiality and objectivity, the compensation committee requires that the independent compensation consultant provide services only to the committee and not to management, absent specific committee approval. In 2018, Exequity did not perform any services unrelated to its compensation committee engagement, including any separate work for our management or employees. The independence of Exequity has been evaluated in accordance with SEC and NYSE rules, and it has been determined that its work did not raise any conflicts of interest.

Peer Group and Benchmarking

We operate in a highly-specialized industry in which most of the companies are foreign, private or are subsidiaries of other large companies. For this reason, traditional industry specific peer group benchmarking is challenging and would produce incomparable data.

Given that we have limited direct publicly-traded peers, it is equally challenging to find relevant and directly comparable compensation benchmarking data for our industry. Nevertheless, since 2012, Exequity has collected compensation information about similarly sized U.S.-based employers for the compensation committee’s consideration derived from the entire S&P MidCap 400 Index. This is the group against which the Company benchmarks relative total stockholder return for TSR RSU performance purposes and reflects comparably capitalized companies regardless of industry affiliation.

Before 2018, the compensation committee considered compensation data of selected diversified financial services firms from the Diversified Financial Services Benchmark. While the data was valuable to the compensation committee, this benchmark group was large with 40 companies and included companies not relevant to the Company’s core business. As a result, in the fall of 2017 the compensation committee asked Exequity to work with the Company to explore developing a new custom benchmark group.

In developing the new custom benchmark group in early 2018, Exequity and the Company performed a comparative top-down and bottom-up business model analysis on companies that are publicly traded in the U.S. with market capitalization between $1 billion and $10 billion at that time. That analysis compared key characteristics of the Company’s business, including exposure to real assets, dependence on a highly skilled management team, credit exposure/underwriting expertise, and significant capital expenditures, to the characteristics of traditional and alternative asset managers, specialty finance lenders, insurance companies and REITs (real estate investment trusts). The analysis included all companies within the

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Diversified Financial Services Benchmark. A range of REITs were included because of their exposure to real assets, income from lease revenue, highly skilled management teams, large capital bases and significant capital expenditures. The remaining firms selected represent an array of asset management and specialty finance firms which the Company believes exhibit in-depth knowledge of their asset classes akin to the Company’s expertise in managing aircraft. A separate review was done of the companies that were within the Diversified Financial Services Benchmark but would not be included in the custom benchmark group. Companies such as institutional brokerage firms, information services companies and consumer finance companies were excluded from the new benchmark group given the disparity in their business models to aircraft leasing.

For 2018, the compensation committee adopted a new custom benchmark group consisting of the following companies (the “Custom Benchmark Group”):

Custom Bench Mark Group
Company	Trading Symbol	Business
Aircastle Limited	AYR	Financing/Leasing
Affiliated Managers Group, Inc.	AMG	Investment Management
Artisan Partners Asset Management Inc.	APAM	Investment Management
BrightSphere Investment Group plc	BSIG	Investment Management
Chimera Investment Corporation	CIM	REIT
CIT Group Inc.	CIT	Specialty Finance
Eaton Vance Corp.	EV	Investment Management
Empire State Realty Trust, Inc.	ESRT	REIT
Extra Space Storage Inc.	EXR	REIT
Federal Realty Investment Trust	FRT	REIT
GATX Corporation	GATX	Financing/Leasing
HCP, Inc.	HCP	REIT
Host Hotels & Resorts, Inc.	HST	REIT
Invesco Ltd.	IVZ	Investment Management
Kennedy-Wilson Holdings, Inc.	KW	REIT
Kilroy Realty Corporation	KRC	REIT
Legg Mason, Inc.	LM	Investment Management
W. P. Carey Inc.	WPC	REIT

In order to assess the Company’s compensation competitiveness compared to the Custom Benchmark Group, in the beginning of 2019, Exequity utilized comparative data disclosed in publicly available proxy statements and other documents filed with the SEC and other databases to prepare a study comparing the NEOs’ compensation to the compensation paid by the Custom Benchmark Group members to their executives. Exequity’s study generally utilized compensation data for the 2017 calendar year, as that was the most recent compensation information available at the time of the study. The total direct compensation paid to our Chief Executive Officer and our Executive Chairman approximated the median total direct compensation paid by the Custom Benchmark Group members to their similarly situated executive officers, while the total direct compensation paid to our other NEOs was either slightly above or slightly below the median total direct compensation paid by the Custom Benchmark Group members to their similarly situated executive officers. Total direct compensation for this purpose means the sum of

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base salary, actual bonus earned and the grant date fair value of equity awards granted for the applicable year. In addition, our total NEO compensation for 2017 as a percentage of our net income of 3.2%, was less than the 25th percentile of the Custom Benchmark Group percentage of total NEO compensation for 2017 as a percentage of net income, of 3.6%.

For 2019 actions, the compensation committee considered data from the S&P MidCap 400 and the Custom Benchmark Group. External compensation data is considered holistically and represents potential labor markets for top executive talent for similar companies. The committee also viewed data for Aircastle Limited, the sole aircraft leasing company where compensation data is available and a member of the Custom Benchmark Group. However, given the significant difference between our aircraft leasing business and the companies included in these data sources, our compensation committee does not make explicit compensation decisions based on how our compensation practices compare, nor do they target compensation to a specific benchmark of this group of companies. We use this information as a starting point in our compensation review process, to supplement the collective knowledge and experience of our Board of Directors, senior executives and the compensation consultant. Our final compensation decisions continue to be based on individual performance, and guided by what we consider to be the amount and form of compensation that will best enable us to attract, motivate and retain the most talented executives and to focus them on the growth and long-term success of our business.

Risk Management

We believe we have designed an executive compensation program as described below which encourages long-term incentive goals for our NEOs and discourages executives from taking unnecessary risks that could threaten the long-term interests of our company. We also base our executive rewards on a variety of internal performance measures (as explained below) so as to avoid an over reliance on any singular indicator of performance.

•

Align NEO’s compensation with stockholders: We believe that the best way to ensure our NEOs’ and other employees’ personal commitment to our long-term goals is to ensure that their financial rewards as stockholders will, over the long term, far outweigh any cash compensation they earn as employees. In this regard, the interests of our NEOs and our stockholders are strongly aligned. Our NEOs as a group beneficially own approximately 8% of our Class A Common Stock, and each NEO has made a meaningful personal investment in our stock.

•

Long-Term Incentive Program: A significant portion of our regular annual equity awards granted since 2012 have been tied to performance-based vesting conditions based on book value and total stockholder return metrics, as described in more detail in this CD&A.

○

Book Value: 50% of our long-term incentive-based compensation has been tied to an increase in our book value, and not to metrics that may encourage risk-taking behavior focused on short-term results. Beginning in 2018 awards tied to an increase in book value will only vest if at the end of three years the book value performance measure is met.

○

Total Stockholder Return: Since 2012, a portion of our long-term incentive awards has been based on stockholder returns relative to a broad index. Awards tied to total stockholder returns vest at the end of three years if the performance measures are met. Beginning in 2018, 25% of our award is tied to total stockholder return.

○	Time-Based: Beginning in 2018, 25% of the annual equity awards are time-based and will vest annually in three equal installments on the anniversary of the grant.

•	Incentive Awards are Capped: We have also capped our short and long-term incentive opportunities;

○	Beginning in 2018, performance-based RSUs that vest based on book value and the total stockholder return (TSR) RSUs are capped at 200% of target to limit potential payouts even in

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instances of superior performance. TSR RSUs granted prior to 2018 were similarly capped at 200% of target, and there was no upside opportunity associated with the Book Value RSUs granted prior to 2018.

○	In addition, the compensation committee caps the annual bonuses of our Chief Executive Officer and our Executive Chairman at 200% of target.

As an additional safeguard, our Board of Directors also adopted a claw back policy relating to incentive compensation and an anti-hedging or pledging policy as described below.

We believe that the above design safeguards align our executive incentives and corresponding payouts with stockholder value creation.

Also, annually, the compensation committee, together with its independent compensation consultant, performs a compensation risk analysis of our compensation programs. In addition, the chair of our compensation committee reports to and discusses compensation risk issues with the full Board of Directors.

Stock Ownership Guidelines.    We also believe that our executives’ significant equity ownership in our Company aligns their long-term interests with those of our stockholders. Our Board of Directors has adopted stock ownership guidelines for our executive officers at the level of Executive Vice President or higher. Our Executive Chairman and Chief Executive Officer are each required to own Class A Common Stock equivalents with an aggregate market value equal to six times his annual rate of salary. As shown in the table below, both Mr. Plueger and Mr. Udvar-Házy beneficially own shares of our Class A Common Stock that far exceed their ownership requirements.

	Target Ownership		Actual Ownership
	Multiple of Base Salary	Multiple Expressed in Dollars	Multiple of Base Salary(1)	Value of Shares Held by Executive in Dollars(2)
John L. Plueger, Chief Executive Officer	6x	$6,000,000	30x	$30,230,224
Steven Udvar-Házy, Executive Chairman	6x	$10,800,000	106x	$191,079,083

1.	Based on 2018 Salary at December 31, 2018.
2.	Based on the closing price of the Company’s Class A Common Stock on March 12, 2019.

Each of our other executive officers subject to these guidelines is required to own Class A Common Stock equivalents with an aggregate market value equal to at least his or her annual rate of salary. Messrs. Chen, Levy and Willis each own shares of our Class A Common Stock that exceed this requirement. In addition, our guidelines require executive officers to retain 50% of after-tax profits realized from Company equity incentive awards until ownership guidelines are met. Class A Common Stock equivalents are shares of Class A Common Stock owned personally by an executive officer and shares of Class A Common Stock underlying unvested RSUs that are subject to time-based vesting only. Each executive officer subject to these guidelines has five years from the time he or she becomes subject to the guidelines to achieve the required level of ownership.

No Hedging or Pledging.    The Company has an anti-hedging policy applicable to our directors and all employees. These individuals are prohibited from engaging in hedging transactions such as short-term or speculative transactions in the Company’s securities, including our Class A Common Stock or any preferred stock. Directors and executive officers may not pledge their Company securities as collateral for a loan or in similar transactions.

Clawback Policy.    In February 2014 our Board of Directors adopted a clawback policy. The policy provides that we will require reimbursement of any incentive payments to an executive officer which was

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predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC, if our Board of Directors determines that the executive engaged in intentional misconduct that caused or substantially caused the need for a substantial restatement of financial results and a lower payment would have been made to the executive based on the restated financial results. In each such instance, we will to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

Elements of the Executive Compensation Program

We have three primary elements of our executive compensation program: annual compensation consisting of base salary, annual performance-based incentive bonuses and long-term equity incentive awards. Their significant performance-based compensation coupled with their significant ownership of the Company’s equity aligns each NEO’s interests with the interests of our stockholders. In 2018, approximately 72% of our Chief Executive Officer’s total compensation paid was performance-based and not guaranteed.

Annual Compensation

Annual compensation is delivered in cash (or for Mr. Udvar-Házy, a combination of cash and RSUs) with a substantial variable portion at risk and contingent on the successful accomplishment of pre-established performance measures.

Base Salary.    Base salary is the main “fixed” component of our executive compensation program, and it is aimed primarily at attracting and retaining the best possible executive talent. The relative levels of base salary for our NEOs are based on the particular responsibilities and expectations associated with each executive’s position. Another factor that we consider extremely important is the experience of each NEO in our industry. We review salaries annually and consider possible merit increases, increases in connection with promotions and changes in responsibilities and market competitive factors.

None of our NEOs are guaranteed an annual salary increase. The salaries for Messrs. Plueger and Udvar-Házy remained unchanged since 2016. For Mr. Udvar-Házy, his 2018 base salary was the only cash compensation he received in 2018, as his 2018 annual bonus was paid in RSUs that are subject to an additional two-year vesting requirement. The base salaries of the other NEOs are determined by the compensation committee, with the input of Messrs. Plueger and Udvar-Házy taking into consideration the objectives and philosophies of our overall executive compensation program, including market information.

The 2018 base salary percentage changes for our NEO’s compared to 2017 are as follows:

Title	Increase % compared to 2017
Chief Executive Officer and President	0%
Executive Chairman	0%
Executive Vice President & Managing Director, Asia	0%
Executive Vice President	0%
Executive Vice President & Chief Financial Officer	3.28%

Performance-Based Annual Incentives.    We pay annual bonuses to drive the achievement of key business results for the year and to recognize individuals based on their contributions to those results. Each year the compensation committee establishes performance guidelines for bonus payments

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(“performance measures”). These performance measures are developed taking into account the Company’s applicable fiscal year plan and its long-term strategy. These performance measures also take into account expectations regarding probability of achieving certain performance goals and include “stretch” goals that are supported by the business plan. Performance measures are set at the beginning of the performance period.

For 2018, as compared to 2017, the compensation committee decided to reduce from 4 to 2 the number of operating performance measures, and to increase the component weighting percentage of each of these measures in determining the annual incentive awards to be paid to our NEOs. The key benefits to these changes included simplification, less sensitivity to aircraft delays and a desire to equally weight top-line and bottom-line performance measures to incentivize profitable growth. In addition, the compensation committee also thought it was important to use performance measures that are publicly reported in the Company’s SEC filed financial statements so that our performance measures and targets are transparent to our stockholders.

Based on the above, the compensation committee developed the following performance measures for 2018:

Performance Measures	Component Weighting	Link to Strategy
Overall Revenue	40%	Incentivizes top line growth (1)
Adjusted Pre-Tax Return on Equity (2)	40%	Incentivizes profitable growth and efficient use of stockholders capital (1)
Strategic Objectives	20%	Incentivizes focus on strategic priorities that grow stockholder value
(1)	For 2018, the component weighting of this performance measure was increased to 40% from 20% in 2017.
(2)	As defined and reported in the Company’s financial statements as filed with the SEC.

The 2018 strategic objectives required our NEOs to:

•	Meet or exceed cumulative aircraft placement goals through 2021

•	Add new airline customers

•	Meet or exceed incremental CapEx goal under the Company’s 2018 Financial Plan

For 2018 performance, the compensation committee measured our performance to these operating performance measures and strategic goals, using a rating scale versus expectations as follows: 0% - did not meet expectations, 80% - mostly meets expectations, 100% - meets expectations, 120% - exceeds expectations and 200% - significantly exceeds expectations. In 2017 we measured our performance to these operating performance measures, and strategic goals, using each performance measure or strategic goal’s minimum, target and maximum outcomes only. We believe this refinement in our interpolation methodology will better align company performance and executive compensation for performance results between the minimum and target performance levels, and between the target and maximum performance levels.

We also made changes to the structure of Mr. Udvar-Házy’s 2018 annual incentive opportunity. In lieu of his cash bonus he was granted a stock bonus award in the form of RSUs on February 20, 2019, the date the amount of his 2018 annual bonus was determined. These RSUs cliff vest on the second anniversary of the date of grant. The number of RSUs was equal to the dollar amount of his 2018 cash bonus divided by the closing price of our common stock on the date of grant. The amount of the bonus was determined

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under the bonus framework described above. We believe denominating our Executive Chairman’s annual bonus in stock instead of cash and effectively requiring a three-year vesting period further aligns our Executive Chairman’s compensation with stockholder’s long-term interests.

2018 Operating Performance Measures Compared to 2017.    The compensation committee also continued its practice of establishing more rigorous goals tied to increasingly ambitious operating performance measures, when appropriate. The tables below show the 2018 goals at ‘Target’ compared to 2017 target and actual performance.

Performance Measures	2018 Target	2017 Target	Increase/ Decrease	% Increase/ Decrease Target
Overall Revenue	$1,635.5	$1,507	$128.5	8.5%
Adjusted Pre-Tax Return on Equity*	14.9%	16.8.%	(1.9%)	(11.3%)

Performance Measures	2018 Target	2017 Actual	Increase/ Decrease	% Increase/ Decrease
Overall Revenue	1,635.5	$1,516	$119.5	7.9%
Adjusted Pre-Tax Return on Equity*	14.9%	17.1%	(2.2%)	(12.9%)

*	Adjusted pre-tax return on equity is defined and reported in the Company’s financial statements.

Revenue and adjusted pre-tax return on equity are metrics that used together can measure growth in our top line performance and profitability on a year-over-year basis. We lowered our target for adjusted pre-tax return on equity as compared to 2017 actual pre-tax return on equity. This is primarily due to the effects of the U.S. Tax Cuts and Jobs Act (the “Tax Reform Act”), which resulted in the Company re-measuring its U.S. deferred tax liabilities and ultimately increasing shareholders equity by $354.1 million or 10%. This increase in shareholders equity reduced financial leverage and lowered our expected adjusted pre-tax return on equity for 2018.

Measuring Performance at the End of the Year—Individual Opportunities.    Each NEO had the opportunity to earn his target award (a percentage of base salary) based on Company performance, as modified by an individual performance factor (determined by the compensation committee for 2018 to be between 0% and 120%), based on the achievement relative to individual performance goals. In the case of our Executive Chairman and our Chief Executive Officer, in no event can the award be in excess of 200% of target. We believe this individual performance modifier—which includes 100% downside leverage and only 20% upside leverage—provides the compensation committee with the ability to adjust each individual NEO’s bonus opportunity to reflect the individual’s performance during the year.

Measuring Performance at the End of the Year.    Below is the formula for determining annual performance-based bonuses:

Target Award × Company Performance Factor × Individual Performance Factor

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2018 Performance Results.    The weighted earned payout based on company performance for 2018 (Company Performance Factor) was 160%. A summary of these performance measures as well as the related fiscal 2018 results are as follows (dollars in millions):

Performance Measure	2018		Fiscal 2018
	Meets	Significantly Exceeds	Result (Actual)	Interpolated Payout	Component Weighting	Weighted Payout
Overall Revenues	$1,635.5	$1,735.5	$1,679.7	140%	40%	56%
Adjusted Pre-tax Return on Equity	14.9%	15.8%	15.5%	160%	40%	64%
Strategic Goals					20%	40%
Total (Company Performance Factor)						160%

*	The weighted earned payout of 160% reflects the Company’s strong performance in 2018. The key drivers of our 2018 performance were the following:

•	Revenues increased 10.8% year-over-year and exceeded expectations. Performance was driven by solid balance sheet growth with assets totaling $18.5 billion for the year ended December 31, 2018.
•	Adjusted pre-tax return on equity of 15.5% for the year ended December 31, 2018 exceeded expectation demonstrating the Company’s best-in-class profitability and efficiency.

With respect to our strategic objectives, the compensation committee quantitatively, and as applicable, qualitatively, assesses the Company’s performance of its strategic objectives. Each quarter the Company reports to the compensation committee and the full Board of Directors on its progress with a full assessment by the compensation committee after year end. This year, the compensation committee measured our performance. To each strategic goal, using a rating scale versus expectations as follows: 0% - did not meet, 80% - mostly meets, 100% - meets, 120% - exceeds and 200% - significantly exceeds. If all of the goals meet expectations, payout is at 100% and if all of the goals significantly exceed expectations, payout is at 200%. Results between the points are interpolated on a linear basis.

Strategic Goal	Performance to Strategic Goal
Cumulative placement of aircraft through 2021	We ended 2018 with 72% lease placement through 2021, significantly exceeding expectations.
Add new airline customers	We added 11 new airline customers, significantly exceeding expectations.
Meet or exceed Incremental CapEx Goal	We identified and purchased incremental aircraft opportunities that allowed us to grow, significantly exceeding expectations.

Individual 2018 Performance.    The compensation committee also considered the individual performance of each of the NEOs. It considered, among other things, their individual contributions to our strong financial results in 2018, contributions to our longer-term growth in 2019 and beyond and leadership within the Company, including their ability to motivate and leverage a very small team of professionals.

The compensation committee recognized Messrs. Plueger’s and Udvar-Házy’s individual contributions in leveraging industry relationships to grow our fleet, concluding opportunistic aircraft acquisitions and sales, building our management business and developing strategic initiatives. The compensation committee recognized Mr. Chen’s contributions in executing on key leasing deals and cultivating an increasing number of relationships within Asia and expanding our presence in Asia through our new Hong Kong office. The compensation committee also recognized Mr. Levy’s contributions to our increased leasing

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activities as well as his management of our airframe and engine manufacturing agreements. The compensation committee recognized Mr. Willis’ execution of our financial plan, including facilitating highly successful financing transactions.

After evaluating the Company’s strong performance relative to the guidelines established at the beginning of 2018 and taking into account individual contributions in 2018, our compensation committee awarded Messrs. Chen, Levy, and Willis annual cash performance bonuses in the amounts set forth below and our compensation committee approved and recommended, and our independent Board of Directors approved, annual cash performance bonuses for Messrs. Udvar-Házy and Plueger in the amounts set forth below.

Name	Target Bonus	Corporate Factor	Individual Factor	Actual Bonus
Mr. Plueger	$1,500,000	160%	100%*	$2,400,000
Mr. Udvar-Házy**	$2,160,000	160%	100%*	$3,456,000
Mr. Chen	$930,000	160%	105%	$1,562,400
Mr. Levy	$820,000	160%	100%	$1,312,000
Mr. Willis	$630,000	160%	100%	$1,008,000

*

Except for any highly unusual circumstances, the compensation committee and our Board of Directors deem that the Individual Factor assigned for our Chief Executive Officer and our Executive Chairman will be 100% so that their bonus is the Corporate Factor.

**

In 2018, we changed the structure of our Executive Chairman’s annual bonus so that in lieu of cash he was granted a stock bonus award in the form of restricted stock units (“RSUs”) on February 20, 2019, the date the dollar amount of his 2018 annual bonus was determined. These RSUs cliff vest on the second anniversary of the date of grant. The number of RSUs was equal to $3,456,000 (the dollar amount of his 2018 cash bonus) divided by $38.32 (the closing price of our common stock on February 20, 2019). We believe denominating our Executive Chairman’s annual bonus in stock instead of cash and effectively requiring a three-year vesting period further aligns our Executive Chairman’s compensation with stockholders’ long-term interests.

Plans Applicable to our Annual Incentive Bonuses.    For 2018, the 2013 Cash Bonus Plan provided for annual awards to our NEOs that recognize and reward the achievement of corporate performance goals. Incentive awards are payable under the plan only if the Company has positive income before taxes for the period, and this requirement was met for the 2018 performance period. The total bonus pool cannot exceed 5% of the Company’s total revenues, and in 2018 the bonus pool far exceeded actual payments. With the enactment of the Tax Reform Act in 2017, bonuses payable under the 2013 Cash Bonus Plan in 2018 were no longer eligible for the qualified performance-based compensation exception to the $1.0 million executive compensation deductibility limit under Section 162 (m) of the Code. For 2019, annual performance-based bonuses will become payable under the terms of our new Annual Cash Bonus Plan that has replaced the 2013 Cash Bonus Plan and is described in more detail below.

Long-Term Equity Incentive Awards

Philosophy of Awarding Performance-Based Equity Incentive Compensation.     Consistent with our executive compensation objectives, the compensation committee believes that an important aspect of attracting and retaining exceptionally talented executives and aligning their interests with those of our stockholders is to provide long-term equity incentive compensation comprised of both performance-based and time-based equity awards. In determining the value of annual long-term equity grants, the compensation committee considers the executive’s total compensation, target cash, mix of long-term and short-term compensation and internal guidelines.

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On February 20, 2018, we made long-term equity incentive awards to all of our NEOs as part of our planned equity grant cycle. These long-term equity incentive awards were in the form of Book Value and TSR performance awards and Time-based RSU awards. These awards were made under our 2014 Equity Incentive Plan. All RSUs awarded in 2018 are denominated in share units, each of which is equivalent to one share of our Class A Common Stock.

Our compensation committee established an overall value for each executive officer, and applied a mix of 50% Book Value RSUs that vest based on attainment of book value goals, 25% TSR RSUs that vest based on attainment of total stockholder return goals, and 25% Time-based RSUs that vest in three equal annual installments. The compensation committee continues to believe that a mix of both Book Value RSUs and TSR RSUs creates a balanced performance-based incentive because the RSUs provide executives with the incentive to steadily increase the book value of the Company while also seeking an overall increase in total stockholder return over a three-year period. However, in 2018 the compensation committee increased the weighting of Book Value RSUs relative to TSR RSUs because it believed that incentivizing the executives to grow our long-term book value per share in a capital-intensive business like ours will lead to value creation for stockholders and create a mix of incentives that we believe will drive long-term performance.

The chart below shows the number of shares of Class A Common Stock underlying the 2018 long-term incentive awards at the time of grant:

	Target / Maximum Number of Book Value RSUs	Target / Maximum Number of TSR RSUs	Number of Time-based RSRs
Mr. Plueger	43,443/86,886	21,721/43,442	21,721
Mr. Udvar-Házy	28,342/56,684	14,170/28,340	14,170
Mr. Chen	10,342/20,684	5,171/10,342	5,171
Mr. Levy	9,205/18,410	4,601/9,202	4,601
Mr. Willis	7,063/14,126	3,531/7,062	3,531

Book Value RSUs:    The Book Value RSUs, which comprised 50% of the total 2018 annual award and vest on the attainment of book value goals, provide the executives the incentive to increase the book value of the Company. For 2018, the compensation committee changed the performance period and vesting of these Book Value RSUs to cliff vest at the end of three years rather than vesting on an annual basis over a period of three years. As a result of this change, Book Value RSUs now have a three-year performance period where performance is measured at the end of year three.

The degree to which the 2018 Book Value RSUs will vest will depend on whether the Company, over a three-year performance period, meets the book value performance measure. The compensation committee reset the beginning per share book value for the 2018 Book Value RSU grants to the actual book value per share on December 31, 2017. The Company’s per share book value must increase by at least 21% from December 31, 2017 to December 31, 2020 for any of the shares to vest at the end of the three-year performance period and by 31% over the three-year performance period for the target number of Book Value RSUs to vest. The maximum number of Book Value RSUs would only be eligible to vest if we achieve a maximum per share book value growth target that is significantly higher than the threshold and target performance levels. Because the Company is a capital-intensive business (acquiring and leasing commercial aircraft), the book value, which is the Company’s assets minus its liabilities, is an important measure of the Company’s value.

TSR RSUs.    The degree to which TSR RSUs vest depends on performance over a three-year measurement period. The number of shares to be received at the end of the three-year performance period, which runs from January 1, 2018 through December 31, 2020, will depend on our ranking within the S&P MidCap 400 Index as set forth in the table below. Results between the points in the table will be interpolated on a linear basis.

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Actual TSR Percentile Ranking	Applicable Percentage
85th or higher	200%
70th	150%
55th	100%
40th	50%
below 25th	0%

The Company’s TSR is the change in price of a share of Class A Common Stock plus accumulated dividends over a specified period of time and is an indicator of management’s achievement of long-term growth in stockholder value. Comparing the Company’s TSR over a specified period of time to index companies’ returns over the same period of time is an objective external measure of the Company’s effectiveness in translating its results into stockholder returns. The compensation committee uses the TSR goals against the S&P MidCap 400 Index as the compensation committee believes it represents a broad range of investment alternatives with similar market capitalization as our Company. The compensation committee also believes that tying a portion of our executive compensation to stockholder returns measured against stockholder returns of similarly capitalized companies emphasizes our pay-for-performance philosophy. As previously discussed, we operate in a highly specialized industry with a finite number of other direct comparator companies, many of which are foreign, private or are subsidiaries of other companies. For this reason, traditional industry specific peer group benchmarking is challenging and would produce incomparable data.

Actual December 31, 2018 TSR Percentile Ranking	Applicable Percentage of TSR RSUs Vested
33rd percentile	26%

Time-Based RSUs.    The Time-based RSUs, which comprise 25% of the total 2018 annual award, provide a retention incentive and vest in three equal annual installments on February 20th in each of 2019, 2020 and 2021.

Vesting of Performance Awards Previously Granted.    The Company’s December 31, 2018 per share book value was $43.32 and one-third of each of the February 21, 2017 and February 24, 2016 Book Value RSUs vested. The underlying shares were released and issued in accordance with their terms on February 21, 2019. On February 21, 2019, 26% of TSR RSUs that were granted on February 24, 2016 were released as the Company’s percentile ranking within the S&P MidCap 400 Index at the end of the three-year performance period on December 31, 2018 was 33%. Our NEOs received a below-target payout of their TSR RSUs, which we believe demonstrates the performance-based nature of our TSR RSU design.

Other Compensation

Retirement Programs.    We maintain a 401(k) savings plan for our employees and, under the terms of the plan, will make matching contributions in amounts equal to 116% of up to 6% of the contributions made by each NEO.

Benefits and Perquisites.    Our NEOs generally receive the same healthcare benefits as our other employees. We pay Mr. Plueger’s premiums for a $2.0 million term life insurance policy payable to his beneficiaries and we pay Mr. Udvar-Házy’s premiums for a $5.0 million term life insurance policy payable to his beneficiaries. In addition, we pay the premiums for Messrs. Plueger, Udvar-Házy, Chen, Levy and Willis under our group term life insurance program, in which all of our employees participate.

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Personal Use of Company Aircraft.    The Board of Directors adopted a travel policy that requires the Chief Executive Officer and President and the Executive Chairman to use, to the maximum extent practicable, Company-owned aircraft for personal use as well as business travel. In 2018, the incremental cost of Messrs. Plueger’s and Udvar-Házy’s personal use of Company aircraft was approximately $73,909 and $40,524, respectively.

Executive Severance Plan

Under the Air Lease Corporation Executive Severance Plan effective as of February 21, 2017, as amended, Company employees who are vice presidents and above, who are designated by the compensation committee (or persons appointed by the compensation committee) and who are not party to an individual severance agreement (“Covered Employees”) would generally be entitled to receive severance benefits under the Severance Plan. The compensation committee has designated our executive and senior vice presidents as participants. The Executive Chairman of the Board of Directors and the Chief Executive Officer and President of the Company are not participants because they are each a party to individual severance agreements. The severance benefits are generally conditioned upon execution of a release of claims and continued compliance with non-competition, confidentiality and non-solicitation provisions as set forth in the Severance Plan.

2019 Executive Compensation Program

The same key elements of our executive compensation program are applicable in 2019. As described above, in determining 2019 target compensation, the compensation committee considered, among other things, data from the S&P MidCap 400 and the Custom Benchmark Group, and then compared the proposed 2019 compensation to 2018 target compensation for each NEO. Specifically, the compensation committee analyzed base salary, actual bonus paid, long-term incentive and total compensation. The compensation committee compared each element of the Company’s compensation and total compensation to that of the Custom Benchmark Group and the S&P MidCap 400 relative to the 25th, 50th, and 75th percentile. The compensation committee also reviewed the mix of pay and compared that to the Custom Benchmark Group and S&P MidCap 400. Consideration of this analysis was critical to the compensation committee’s 2019 actions.

Annual Compensation

Base Salary.    The 2019 base salaries for Messrs. Plueger, Udvar-Házy, Chen and Levy did not change. The 2019 base salary for Mr. Willis increased from $630,000 to $650,000. In determining our NEO’s base salaries, the compensation committee considered the market information described above.

Performance-Based Annual Incentives.    Subject to the achievement of key business results for 2019, we plan to pay performance-based annual incentives for 2019 to recognize individuals based on their contributions to those results. The compensation committee developed the following 2019 performance-based guidelines for the payment of annual incentive awards to our NEOs:

Performance Measures	Component Weighting
Overall Revenue	40%
Adjusted Pre-Tax Return on Equity	40%

Strategic Objective – Cumulative Placement of Aircraft Through 2022	20%

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As in 2018, Mr. Udvar-Házy’s 2019 annual incentive will be paid in a stock bonus award in the form of RSUs that have a grant date value equal to the amount of his incentive earned for 2019 performance, and will cliff vest two years from the date of grant, which will not occur until the amount of the annual bonus is determined in 2020. As a result, Mr. Udvar-Házy’s annual incentive will not be paid in cash. We believe denominating our Executive Chairman’s annual bonus in stock and effectively requiring a three-year vesting period further aligns our Executive Chairman’s compensation with stockholders’ long-term interests.

In previous years, the compensation committee has included several strategic goals. For 2019, the compensation committee determined that cumulative placement of aircraft should be management’s focus because as of December 31, 2018, we had commitments to purchase 372 aircraft from Boeing and Airbus for delivery through 2024, with an estimated aggregate commitment of $26.3 billion.

New Annual Cash Bonus Plan.    2019 annual incentives will become earned under the terms of our new Annual Cash Bonus Plan. We adopted the Annual Cash Bonus Plan to replace the 2013 Cash Bonus Plan. The 2013 Cash Bonus Plan contained many provisions that are no longer applicable following the 2017 amendments to Section 162(m) of the Code. The Annual Cash Bonus Plan contains many of the same features as the 2013 Cash Bonus Plan and is intended to provide the framework for our performance-based annual incentives going forward. All of the NEOs and our other officers are eligible to participate in the Annual Cash Bonus Plan. Like under the 2013 Cash Bonus Plan, the compensation committee will generally establish the applicable performance measures within the first 90 days of each calendar year. Similarly, the compensation committee will retain the discretion to reduce any NEO’s incentive award otherwise becoming payable on any basis it deems appropriate (such as its assessment of the Company’s performance or the NEO’s individual performance).

Long-Term Equity Incentive Awards

We made long-term equity incentive awards to each of our NEOs (the “2019 Awards”) under the 2014 Equity Incentive Plan. These long-term equity incentive awards were in the form of Book Value and TSR RSU performance awards and Time-based RSU awards.

The compensation committee continues to believe that a mix of Book Value RSUs and TSR RSUs with an increased weighting of Book Value RSUs relative to TSR RSUs, creates a balanced performance-based incentive. The compensation committee believes that such a mix which incentivizes the executives to grow our long-term book value per share in a capital-intensive business like ours will lead to value creation for stockholders and create a mix of incentives that will drive long-term performance.

The Book Value RSUs, which comprise 50% of the total 2019 Award, provide the executives with the incentive to increase the book value of the Company. The degree to which the 2019 Book Value RSUs will vest will depend on whether the Company, over a three-year performance period, meets the book value performance measure. The compensation committee reset the beginning per share book value for the 2019 Book Value RSUs grants to the actual book value per share on December 31, 2018 so that the Company’s per share book value must increase from December 31, 2018 to December 31, 2021 for the shares to vest at the end of the three-year performance period. As with Book-Value RSUs granted in 2018, the 2019 Book Value RSUs cliff vest at the end of three years instead of being eligible to vest annually over a period of three years. Because the Company is a capital-intensive business (acquiring and leasing commercial aircraft), the book value, which is the Company’s assets minus its liabilities, is an important measure of the Company’s value.

The TSR RSUs, which comprise 25% of the total 2019 Award, provide an incentive for the executives during the same three-year performance period to seek an overall increase in TSR.

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The Time-based RSUs, which comprise 25% of the total 2019 Award, provide a retention incentive and vest in three equal annual installments on February 20th in each of 2020, 2021 and 2022.

The chart below shows the number of shares of Class A Common Stock underlying the 2019 Awards at the time of grant:

	Target / Maximum Number of Book Value RSUs	Target / Maximum Number of TSR RSUs	Number of Time-based RSUs
Mr. Plueger	59,007/118,014	29,502/59,004	29,502
Mr. Udvar-Házy	38,496/76,992	19,246/38,492	19,246
Mr. Chen	16,502/33,004	8,249/16,498	8,249
Mr. Levy	12,914/25,828	6,457/12,914	6,457
Mr. Willis	12,500/25,000	6,250/12,500	6,250

Tax and Accounting Considerations

Section 162(m) of the Code generally prohibits a publicly-held company from deducting compensation paid to a current or former NEO that exceeds $1.0 million during the tax year. However, certain amounts payable to executives pursuant to written binding contracts that were in effect on November 2, 2017, including certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the compensation committee under a plan approved by our stockholders, may qualify for an exception to the $1.0 million deductibility limit.

As one of the factors in its consideration of compensation matters, the compensation committee notes this deductibility limitation. However, the compensation committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and our stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible. Section 409A of the Code imposes an excise tax on the recipient of certain non-qualified deferred compensation. The compensation committee attempts to structure all executive compensation to comply with, or be exempt from, Section 409A.

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, which requires the Company to recognize compensation expense for share-based payments (including stock options and other forms of equity compensation). FASB ASC Topic 718 is taken into account by the compensation committee when determining equity-based compensation awards.

Compensation Committee Report

Management has prepared the Compensation Discussion and Analysis set forth above. The compensation committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Dr. Ronald D. Sugar, Chairman

Cheryl Gordon Krongard

Robert A. Milton

2019 Proxy Statement   |  Air Lease Corporation  |  47

Executive Compensation Tables

Summary Compensation Table

The following table summarizes compensation paid to or earned by our NEOs during the fiscal years ended December 31, 2018, 2017 and 2016.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards* ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		All other compensation ($)(3)	Total ($)
John L. Plueger Chief Executive Officer and President	2018	1,000,000	—	4,147,671		2,400,000		124,519	7,672,190
	2017	1,000,000	—	5,145,622		1,770,000		160,950	8,076,572
	2016	1,250,000	541,500	3,279,398		2,610,000		104,167	7,785,065
Steven F. Udvar-Házy	2018	1,800,000	—	6,030,066	(4)	—	(4)	254,300	8,084,366
Executive Chairman	2017	1,800,000	—	3,267,474		2,548,800		308,392	7,924,666
	2016	1,800,000	649,801	3,817,607		3,132,000		287,212	9,686,620
Jie Chen Executive Vice President & Managing Director, Asia	2018	930,000	—	987,402		1,562,400		42,795	3,522,597
	2017	928,667	—	1,369,522		987,660		37,528	3,323,377
	2016	920,833	259,003	1,060,523		1,604,280		37,195	3,881,834
Grant A. Levy	2018	820,000	—	878,698		1,312,000		43,088	3,053,786
Executive Vice President	2017	818,333	—	1,217,969		967,600		37,641	3,041,543
	2016	808,875	196,439	922,439		1,409,400		37,296	3,374,449
Gregory B. Willis	2018	626,667	—	674,290		1,008,000		32,935	2,341,892
Executive Vice President and Chief Financial Officer	2017	606,417	—	818,496		755,790		21,785	2,202,488
	2016	555,917	83,875	485,301		1,126,389		21,333	2,272,815

*	Stock awards consist of RSUs relating to shares of our Class A Common Stock.

(1)

Stock Awards:    Except as noted in footnote 4, these amounts represent the aggregate grant date fair value of awards of RSUs granted to our NEOs, computed in accordance with GAAP. Assumptions used in the calculations of these amounts, which do not correspond to the actual value that may be realized by the NEO, are included in Note 11 “Stock Based Compensation” to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The value of the full award for each of Messrs. Plueger, Udvar-Házy, Chen, Levy and Willis at 200% maximum performance for the Book Value and TSR RSUs is $7,300,954, $7,999,356, $1,738,077, $1,546,763, and $1,186,931 respectively.

(2)

Non-Equity Incentive Plan Compensation.    The amount set forth for each of Messrs. Plueger, Chen, Levy, and Willis represents his annual incentive award for 2018. In lieu of Mr. Udvar-Házy’s cash bonus, he was granted a stock bonus award in the form of RSUs on February 20, 2019, the date the amount of his 2018 annual bonus was determined. These RSUs cliff vest on the second anniversary of the date of grant. The number of RSUs granted to Mr. Udvar-Hazy are equal to the dollar amount of his 2018 cash bonus divided by the closing price of our common stock on the date of grant.

(3)

Premium Payments:    In 2018, we paid premiums on term life insurance and long-term supplemental disability policies for Messrs. Plueger, Udvar-Házy, Chen, Levy, and Willis, in the aggregate amounts of $22,190, $185,356, $14,375, $14,668, and $11,475 respectively. 401(k) Employer Matching Contributions:    In 2018, we made matching contributions to a 401(k) savings

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plan that we maintain for our employees of $28,420 for each of Messrs. Plueger, Udvar-Házy, Chen, and Levy and $21,460 for Mr. Willis, in accordance with our policy.

Personal Aircraft Usage:    In 2018, the incremental cost of the personal use of the Company aircraft for Mr. Plueger was $73,909 and for Mr. Udvar-Házy was $40,524 and as described above under Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Personal Use of Company Aircraft.

(4)

In lieu of Mr. Udvar-Házy’s cash bonus, he was granted a stock bonus award in the form of RSUs on February 20, 2019, the date the amount of his 2018 annual bonus was determined. These RSUs cliff vest on the second anniversary of the date of grant. The number of RSUs was equal to $3,456,000 (the dollar amount of his 2018 cash bonus) divided by $38.32 (the closing price of our common stock on February 20, 2019). The value of these RSUs are included in the “Stock Awards” column which also includes the value of Mr. Udvar-Házy’s annual RSU of $2,574,066.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards made to our NEOs during the fiscal year ended December 31, 2018.

			Estimated future payouts under Non-equity incentive plan awards		Estimated future payouts under Equity incentive plan awards					All Other Stock Awards #	Grant date fair value of stock and option awards $(4)
Name	Grant date(s)(1)	Type of award	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)		Maximum (#)(3)
Mr. Plueger
		Annual Bonus	1,500,000	3,000,000	—	—		—		—	—
	2/20/2018	Book Value RSU	—	—	34,754	43,443		86,886		—	1,988,821
	2/20/2018	TSR RSU	—	—	5,430	21,721		43,442		—	1,164,463
	2/20/2018	Time Vesting RSU	—	—	—	—		—		21,721	994,387
Mr. Udvar-Házy
		Annual Bonus	—	—	—	2,160,000	(5)	4,320,000	(5)	—	—
	3/26/2018	Book Value RSU	—	—	22,674	28,342		56,684		—	1,209,637
	3/26/2018	TSR RSU	—	—	3,543	14,170		28,340		—	759,654
	3/26/2018	Time Vesting RSU	—	—	—	—		—		14,170	604,776
Mr. Chen
		Annual Bonus	930,000	1,860,000	—	—		—		—	—
	2/20/2018	Book Value RSU	—	—	8,274	10,342		20,684		—	473,457
	2/20/2018	TSR RSU	—	—	1,293	5,171		10,342		—	277,217
	2/20/2018	Time Vesting RSU	—	—	—	—		—		5,171	236,728
Mr. Levy
		Annual Bonus	820,000	1,640,000	—	—		—		—	—
	2/20/2018	Book Value RSU	—	—	7,364	9,205		18,410		—	421,405
	2/20/2018	TSR RSU	—	—	1,150	4,601		9,202		—	246,660
	2/20/2018	Time Vesting RSU	—	—	—	—		—		4,601	210,634
Mr. Willis
		Annual Bonus	630,000	1,260,000	—	—		—		—	—
	2/20/2018	Book Value RSU	—	—	5,650	7,063		14,126		—	323,344
	2/20/2018	TSR RSU	—	—	883	3,531		7,062		—	189,297
	2/20/2018	Time Vesting RSU	—	—	—	—		—		3,531	161,649

(1)	Grant Date: The grant date for the RSU award is the effective date of grant approved by the compensation committee of our Board of Directors.

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(2)

Estimated future payouts under Equity incentive plan awards Threshold:    (i) Represents the number of shares issuable under the Book Value RSUs if the company’s per share book value increases resulting in an 80% payout as of December 31, 2020 and (ii) represents the number of shares issuable under total stockholder return (TSR) RSUs if the company’s ranking within the S&P MidCap 400 Index is at the 25th percentile as of December 31, 2020.

(3)

Estimated future payouts under Equity incentive plan Maximum:    (i) Represents the number of shares issuable under the Book Value RSUs if the company’s per share book value increases resulting in a 200% payout as of December 31, 2020 and (ii) represents the number of shares issuable under TSR RSUs if the company’s ranking within the S&P MidCap 400 Index is at 85th percentile or higher as of December 31, 2020.

(4)

Grant date fair value of stock and option awards:    The grant date fair value for each award is computed in accordance with GAAP. Assumptions used in the calculations of these amounts, which do not correspond to the actual value that may be realized by the NEOs, are included in Note 11 “Stock Based Compensation” to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(5)

Grant date fair value of stock and option awards:    In lieu of Mr. Udvar-Házy’s cash bonus, he was granted a stock bonus award in the form of RSUs that cliff vest on the second anniversary of the date of grant. The number of RSUs granted are equal to the dollar amount of Mr. Udvar-Házy’s 2018 cash bonus divided by the closing price of our common stock on the date of grant.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning option awards and stock awards for our NEOs outstanding as of the end of the fiscal year ended December 31, 2018.

	Option awards*				Stock awards
Name	Grant date	Number of securities underlying unexercised options (#)(1) Exercisable	Option exercise price ($)	Option expiration date	Number of Units that have not vested	Value of Units that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market value or payout value of unearned shares, units or other rights that have not vested ($)(2)
Mr. Plueger	6/4/2010	385,000	20.00	6/4/2020	—	—	—	—
	8/11/2010	10,806	20.00	8/11/2020	—	—	—	—
	2/24/2016	—	—	—	—	—	14,199(3)	428,952
	2/24/2016	—	—	—	—	—	11,075(4)	334,576
	7/1/2016	—	—	—	18,362(10)	554,716	—	—
	2/21/2017	—	—	—	—	—	37,276(5)	1,126,108
	2/21/2017	—	—	—	—	—	55,912(6)	1,689,102
	2/20/2018	—	—	—	—	—	43,443(7)	1,312,413
	2/20/2018	—	—	—	—	—	21,721(8)	656,191
	2/20/2018	—	—	—	21,721(9)	656,191	—	—
Mr. Udvar-Házy	6/4/2010	1,597,637	20.00	6/4/2020	—	—	—	—
	8/11/2010	1,352	20.00	8/11/2020	—	—	—	—
	2/24/2016	—	—	—	—	—	19,814(3)	598,581
	2/24/2016	—	—	—	—	—	15,453(4)	466,835
	2/21/2017	—	—	—	—	—	23,670(5)	715,071
	2/21/2017	—	—	—	—	—	35,504(6)	1,072,576
	3/26/2018	—	—	—	—	—	28,342(7)	856,212
	3/26/2018	—	—	—	—	—	14,170(8)	428,076
	3/26/2018	—	—	—	14,170(9)	428,076	—	—
Mr. Chen	8/11/2010	90,000	20.00	8/11/2020	—	—	—	—
	4/25/2011	120,000	28.80	4/25/2021	—	—	—	—
	2/24/2016	—	—	—	—	—	5,060(3)	152,863
	2/24/2016	—	—	—	—	—	3,946(4)	119,209
	2/21/2017	—	—	—	—	—	8,388(5)	253,402
	2/21/2017	—	—	—	—	—	12,580(6)	380,042
	2/20/2018	—	—	—	—	—	10,342(7)	312,432
	2/20/2018	—	—	—	—	—	5,171(8)	156,216
	2/20/2018	—	—	—	5,171(9)	156,216	—	—
Mr. Levy	7/14/2010	78,000	20.00	7/14/2020	—	—	—	—
	2/24/2016	—	—	—	—	—	4,377(3)	132,229
	2/24/2016	—	—	—	—	—	3,413(4)	103,107
	2/21/2017	—	—	—	—	—	7,456(5)	225,246
	2/21/2017	—	—	—	—	—	11,182(6)	337,808
	2/20/2018	—	—	—	—	—	9,205(7)	278,083
	2/20/2018	—	—	—	—	—	4,601(8)	138,996
	2/20/2018	—	—	—	4,601(9)	138,996	—	—
Mr. Willis	7/14/2010	15,000	20.00	7/14/2020	—	—	—	—
	2/24/2016	—	—	—	—	—	2,328(3)	70,329
	2/24/2016	—	—	—	—	—	1,814(4)	54,801
	2/21/2017	—	—	—	—	—	4,893(5)	147,818
	2/21/2017	—	—	—	—	—	7,338(6)	221,681
	2/20/2018	—	—	—	—	—	7,063(7)	213,373
	2/20/2018	—	—	—	—	—	3,531(8)	106,672
	2/20/2018	—	—	—	3,531(9)	106,672	—	—

*	Shares underlying the Option Awards and Stock Awards are shares of Class A Common Stock.

(1)	All of the Option Awards were granted under our Amended and Restated 2010 Equity Incentive Plan and have vested.

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(2)	The market value shown is based on the closing price of our Class A Common Stock as of December 31, 2018, which was $30.21.

(3)

The Book Value RSUs granted to our NEOs on February 24, 2016, vest in three equal installments over a three-year performance period, but only if the Company has met certain per share book value targets as of December 31, 2016, 2017 and 2018. The per share book value targets were met for all years. The third installment vested on December 31, 2018 and was released in February 2019.

(4)

The TSR RSUs granted to our NEOs on February 24, 2016, cliff vest at the end of the three-year performance period, which runs from January 1, 2016 through December 31, 2018, and the number of shares issuable depends on our ranking within the S&P MidCap 400 Index. 26% of the TSR RSUs vested on December 31, 2018 and were released in February 2019.

(5)

The Book Value RSUs granted to our NEOs on February 21, 2017, vest in three equal installments over a three-year performance period, but only if the Company has met certain per share book value targets as of December 31, 2017, 2018 and 2019. The per share book value targets were met for the first two installments. The second installment vested on December 31, 2018 and was released in February 2019. The per share book value target of the third installment is $38.07. If this target is not attained as of December 31 of the applicable year, the installment for such year will not vest and will expire as of such date.

(6)

The TSR RSUs granted to our NEOs on February 21, 2017, cliff vest at the end of the three-year performance period, which runs from January 1, 2017 through December 31, 2019, and the number of shares issuable will depend on our ranking within the S&P MidCap 400 Index. The number of TSR RSUs is a projected value as the shares have only performed for two years of a three-year performance period. The projected value for this award is at target.

(7)

The Book Value RSUs granted to our NEOs on February 20, 2018, cliff vest at the end of the three-year performance period, which commenced on January 1, 2018, but only if the Company has met certain per share book value targets as of December 31, 2020. The number of Book Value RSUs is a projected value as the shares have only performed for one year of a three-year performance period. The projected value for this award is at target.

(8)

The TSR RSUs granted to our NEOs on February 20, 2018, cliff vest at the end of the three-year performance period, which runs from January 1, 2018 through December 31, 2020, and the number of shares issuable will depend on our ranking within the S&P MidCap 400 Index. The number of TSR RSUs is a projected value as the shares have only performed for one year of a three-year performance period. The projected value for this award is at target.

(9)

The Time Vesting RSUs granted to our NEOs on February 20, 2018, vest annually in three installments. The first installment of 33% vested on February 20, 2019, the second installment of 33% will vest on February 20, 2020 and the third installment of 34% will vest on February 20, 2021.

(10)	The Time Vesting RSUs granted to Mr. Plueger on July 1, 2016, cliff vest (100%) on July 1, 2019.

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Option Exercises and Stock Vested

The following table sets forth information concerning options exercised and RSUs vested for our NEOs during the fiscal year ended December 31, 2018.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)(2)	Value realized on vesting ($)(3)
Mr. Plueger	—	—	73,619	3,365,124
Mr. Udvar-Házy	137,363	3,245,270	88,553	4,047,758
Mr. Chen	—	—	30,180	1,292,470
Mr. Levy	30,000	752,100	25,379	1,085,535
Mr. Willis	—	—	17,121	719,140

(1)

The “Value Realized on Exercise” represents the difference between the closing price of our Class A Common Stock on the New York Stock Exchange on the exercise date and the stock option exercise price multiplied by the number of stock options exercised.

(2)	Shares acquired were from awards made in 2015, 2016 and 2017.

(3)	The “Value Realized on Vesting” represents the product of the number of shares vested and the closing price of our Class A Common Stock on the New York Stock Exchange on the vesting date.

Employment Agreements and Arrangements and Potential Payments upon Termination or Change in Control

Other Employment Arrangements

In connection with Mr. Udvar-Házy becoming our Executive Chairman and Mr. Plueger becoming our Chief Executive Officer and President, the Company entered into Severance Agreements with each of these officers, effective July 1, 2016. As described in the discussion and tables below, Messrs. Udvar-Házy’s and Plueger’s Severance Agreements and the Executive Severance Plan that became effective February 22, 2017, as amended, provide for payments and other benefits to our NEOs if their employment with us is terminated under certain circumstances, including following a change in control. Certain of our employee benefits plans, including our Amended and Restated 2010 Equity Incentive Plan and our 2014 Equity Incentive Plan and our NEOs’ award agreements under each of the plans, also provide for such benefits. Although an employee is entitled to severance benefits under any applicable Company agreement, an employee’s benefit under the Executive Severance Plan will be reduced by any other severance or termination payments received; currently the Executive Severance Plan provides the maximum severance or termination payments to be received.

Severance Agreements with our Chief Executive Officer and President and our Executive Chairman

Severance Agreement with each of Mr. Plueger and Mr. Udvar-Házy.    The Severance Agreements between our Company and Mr. Plueger and Mr. Udvar-Házy were effective as of July 1, 2016, and terminate on the third anniversary of the effective date, July 1, 2019, (the “Term”), subject to automatic

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additional one-year extensions, unless terminated by either party with at least 90 days’ notice. The terms of each of Mr. Plueger’s and Mr. Udvar-Házy’s Severance Agreements are substantially the same and, except with respect to the equity award provisions described below, each of the Severance Agreements provide for severance benefits that are substantially similar to the severance benefits previously provided for in each of Messrs. Udvar-Házy’s and Plueger’s employment agreements.

Termination Provisions under the Severance Agreements.    The terms of each of Mr. Plueger’s and Mr. Udvar-Házy’s Severance Agreements relating to termination of employment are described below:

(i)    Termination without Cause or by the executive for Good Reason Other Than within 24 months of a Change in Control.    If the executive’s employment is terminated by us without Cause or by the executive for Good Reason (other than within 24 months of a change in control), as defined in his Severance Agreement and described below, he will be entitled to receive, subject in certain circumstances to delivering certain releases and/or agreements, the following:

•	accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment;
•	a prorated annual bonus with respect to the calendar year in which such termination occurs based on actual Company performance;
•	salary continuation, continued health coverage, and continued payment by us of the premiums for his group term life insurance policy until the second anniversary of the date of such termination;
•

two times the average of the annual bonus payments received during the thirty-six-month period immediately prior to his date of termination, payable in substantially equal installments over the two-year period following the termination of his employment; and

•	pro rata vesting based on actual Company performance for any then current performance periods for performance-based equity awards granted during the Term of the Severance Agreement.

(ii)    Termination without Cause or by executive for Good Reason within 24 months of a Change in Control.    If the termination described above is within 24 months of a Change in Control, as defined under the 2014 Equity Incentive Plan and any successor plan, subject in certain circumstances to delivering certain releases and/or agreements, he will be entitled to receive the following:

•	accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment;
•	pro rata payout of the target annual bonus for the year in which the termination occurs;
•	a lump sum cash payment equal to three times the sum of his annual salary and target annual bonus;
•	a lump sum cash payment representing the costs of providing benefits under the group health plans in which he was participating at the time of termination of employment for a period of two years;
•	a lump sum cash payment of the premiums for his group term life insurance for a period of two years;
•	full vesting at target level of performance for performance-based equity awards granted during the Term of the Severance Agreement; and
•

if any of the executive’s benefits are parachute payments, the executive will be entitled to (a) his benefits reduced so that no portion of such benefits is subject to excise tax or (b) his benefits without any such reduction, whichever is greater on an after-tax-basis.

(iii)    Termination due to disability or death.    If the executive’s employment is terminated due to disability or death, he, his estate or his beneficiaries will be entitled to receive accrued but unpaid salary and

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benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment. In addition, he will be entitled to receive the following:

•	a prorated annual bonus with respect to the calendar year in which such termination occurs; and
•	continued vesting based on actual Company performance for performance-based equity awards granted during the Term of the Severance Agreement.

(iv)    Termination for Cause or by executive without Good Reason.    If the executive’s employment is terminated for cause, or he terminates his employment without Good Reason, he will be entitled to receive accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment.

“Cause” is defined for the purposes of each Severance Agreement as (i) conviction of, or plea of guilty or nolo contendere to, a felony or a crime of moral turpitude; (ii) willful fraud, misappropriation, dishonesty or embezzlement, having a material adverse financial, economic or reputational effect on the Company; (iii) willful misconduct or gross or willful neglect in the performance of duties; or (iv) breach in any material respect of the terms and provisions of the Severance Agreement. The Severance Agreement provides that in the event of termination of the executive’s employment pursuant to clauses (iii) or (iv), the Company shall provide the executive with a notice of termination not more than 30 days following the occurrence of such event (or if later, the Company’s actual knowledge of such event). The executive may not be terminated for “Cause” unless such termination is approved by a vote of the majority of the entire Board of Directors (or such other vote required pursuant to the by-laws of the Company) at a meeting duly called and held at which the executive has the right to be present and be heard.

“Good Reason” under each Severance Agreement includes (i) the material reduction of the executive’s authority, duties and responsibilities, or the assignment to him of duties materially inconsistent with his position or positions with our Company or the failure to report directly to the Board of Directors; (ii) a reduction in his then current annual salary; or (iii) the relocation of his office more than 35 miles from his then current office location. The executive must provide us with notice and a 30-day cure period, and if cured, the event or condition at issue will not constitute “Good Reason”.

The executive will have no obligation to mitigate damages in the event of a termination of his employment, and no payments under his Severance Agreement will be subject to offset in the event that the executive does mitigate.

Equity Award Arrangements

Mr. Plueger was granted a Promotional RSU in connection with his appointment as Chief Executive Officer and President which vests on the third anniversary of the grant date, provided however if Mr. Plueger’s employment is terminated without Cause or for Good Reason (as such terms are defined in the award agreement), or if his employment is terminated by reason of death or disability prior to vesting, the Promotional RSU will vest in full.

Messrs. Plueger and Udvar-Házy were each granted a Time-based RSU in the 2018 annual equity grant which vests in three equal annual installments on February 20th in each of 2019, 2020 and 2021; provided however, if either of their employment is terminated prior to vesting (i) without Cause or for Good Reason (as such terms are defined in the award agreement) within twenty-four months of a Change in Control (as such term is defined in the award agreement) or if their employment is terminated by reason of death or Disability (as such term is defined in the award agreement), the RSU will immediately vest in full or (ii) without Cause or for Good Reason outside of twenty-four months of a Change in Control prior to vesting, the RSU will prorata vest through the date of termination.

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As previously discussed under Performance-Based Annual Cash Incentives—Elements of the Executive Compensation Program, Mr. Udvar-Házy was granted on February 20, 2019, a stock bonus award in the form of time-based RSUs (“Bonus RSUs”) in lieu of his 2018 annual cash incentive, with a value on the grant date equal to the dollar amount of his cash incentive earned in 2018. These Bonus RSUs will cliff vest (100%) on the second anniversary of the date of grant, provided however, if Mr. Udvar-Házy’s employment is terminated prior to vesting (i) (a) without Cause or for Good Reason within twenty-four months of a Change in Control or (b) by reason of death or Disability or (c) by reason of retirement as approved by the compensation committee, in writing, the RSU will immediately vest in full or (ii) without Cause or for Good Reason other than within twenty-four months of a Change in Control prior to vesting, the RSU will prorata vest through the date of termination. All capitalized terms are defined in the award agreement.

Executive Severance Plan

On February 21, 2017, the Board of Directors, upon the recommendation of the compensation committee, approved and adopted the Air Lease Corporation Executive Severance Plan (“Severance Plan”), effective as of February 22, 2017. The Severance Plan replaces the Company’s non-binding severance guidelines concerning severance and other benefits for executives who are vice-presidents and above as described below. Under the Severance Plan, Company employees who are vice presidents and above, who are designated by the compensation committee (or persons appointed by the compensation committee) and who are not party to an individual severance agreement (“Covered Employees”) would generally be entitled to receive severance benefits under the Severance Plan. The compensation committee has designated our executive and senior vice presidents as participants. The Chief Executive Officer and President and the Executive Chairman are not participants because they are each a party to individual severance agreements. The severance benefits are generally conditioned upon execution of a release of claims and continued compliance with non-competition, confidentiality and non-solicitation provisions as set forth in the Severance Plan.

Termination without Cause by the Company Other Than within Twenty-Four Months of a Change in Control.    If a Covered Employee’s employment is terminated by the Company without Cause, as defined in the Severance Plan, other than within twenty-four months of a Change in Control, as defined under the Company’s 2014 Equity Incentive Plan, the Covered Employee will be entitled to receive the following:

•

accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his or her employment (“Accrued Benefits”);

•	a prorated annual bonus with respect to the calendar year in which such termination occurs based on actual performance;
•	immediate prorata vesting of any outstanding deferred bonus awards granted under the Company’s Amended and Restated Deferred Bonus Plan (“Deferred Bonus Plan”);
•

an amount equal to the sum of the Covered Employee’s (x) annual salary in effect as of the date of termination and (y) the average of the annual bonus payments received during the thirty-six month period immediately prior to the Covered Employee’s date of termination, multiplied by a multiplier of 1x for executive vice presidents and by a multiplier of .5x for senior vice presidents, payable in substantially equal installments over one year from the date of termination for executive officers and six months from the date of termination for senior vice presidents;

•	continued health coverage until one year from the date of termination for executive vice presidents and six months from the date of termination for senior vice presidents;
•	pro rata vesting based on actual Company performance for any then current performance periods for outstanding performance-based equity awards; and
•	pro rata vesting through date of termination for outstanding time-based equity awards.

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Termination without Cause or by the Covered Employee for Good Reason within 24 months of a Change in Control.    If a Covered Employee’s employment is terminated by the Company without Cause or is terminated by a Covered Employee for Good Reason, as defined in the Severance Plan, within 24 months of a Change in Control, the Covered Employee will be entitled to receive the following:

•	Accrued Benefits;
•	pro rata payout of the target annual bonus for the year in which the termination occurs;
•	full vesting of any outstanding deferred bonus awards granted under the Company’s Deferred Bonus Plan;
•

a lump sum cash payment in an amount equal to the sum of the Covered Employee’s (x) annual salary in effect as of the date of termination and (y) target annual bonus for the calendar year in which the termination occurs, multiplied by a multiplier of 2x for executive vice presidents and by a multiplier of 1x for senior vice presidents;

•

a lump sum cash payment in an amount equal to the COBRA costs of providing benefits under the group health plans in which the Covered Employee was participating at the time of termination of employment for two years for executive vice presidents and one year for senior vice presidents;

•	full vesting at target level of performance for outstanding performance-based equity awards for any open performance periods; and
•	full vesting for outstanding time-based equity awards.

Termination due to disability or death.     If a Covered Employee’s employment is terminated due to disability or death, the Covered Employee or his or her estate or beneficiaries will be entitled to receive:

•	Accrued Benefits;
•	a prorated annual bonus with respect to the calendar year in which such termination occurs;
•	continued vesting based on actual Company performance for outstanding performance-based equity awards; and
•	full vesting for outstanding time-based equity awards.

If any of the Covered Employee’s benefits are parachute payments, the Covered Employee will be entitled to (a) his or her benefits reduced so that no portion of such benefits is subject to excise tax or (b) his or her benefits without any such reduction, whichever is greater on an after-tax-basis.

The Board may amend, modify or terminate the Severance Plan at any time in its sole and exclusive discretion subject to certain limitations.

Potential Payments upon Termination or Change in Control

The following tables describe and quantify payments and benefits to which our NEOs would have been entitled under various employment termination and change-in-control scenarios, assuming they occurred on December 31, 2018. Certain of the amounts identified below are only estimates. Some amounts in the tables and footnotes have been rounded up to the nearest whole number.

Under the terms of the 2014 Equity Incentive Plan, a change in control generally means the first to occur of the following: (i) an acquisition by any person or group of beneficial ownership of 35% or more, on a fully diluted basis, of our outstanding shares of common stock or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, excluding any acquisition by the Company or any affiliate, any acquisition directly from the Company, any acquisition by any employee benefit plan sponsored or maintained by the Company or any affiliate or any acquisition that complies with clauses (A), (B), and (C) of clause (iv); (ii) individuals who were members of our Board on the effective date, and directors whose election or nomination for election was approved by a vote of at least two-thirds of such incumbent directors, cease to constitute at least a majority of our board; (iii) our complete dissolution or liquidation; or (iv) the consummation of a merger, consolidation, statutory share

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exchange, a sale or other disposition of all or substantially all of our assets or similar form of corporate transaction that requires the approval of our stockholders, unless immediately following any such transaction, (A) the majority of the total voting power of the surviving company (or parent corporation with voting power to elect a majority of the directors of the surviving company) is represented by our outstanding voting securities that were outstanding before the transaction and held by the holders thereof in substantially the same proportion as before the transaction, (B) no person or group becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the parent company or, absent a parent company, the surviving company, and (C) at least two-thirds of the directors of the parent company (or surviving company) following such transaction were members of our board at the time of the board approval for such transaction.

Regardless of the termination scenario, each of our NEOs will receive earned but unpaid base salary through the date of termination of his employment.

Post-employment and change in control payments—Mr. Plueger

Executive payments and benefits upon termination	Voluntary termination without good reason/ involuntary termination for cause	Involuntary termination without cause/for good reason		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause/for good reason in connection with a change in control
Compensation severance	$—	$8,620,000	(a)	$2,400,000	(b)	$—	$9,000,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	680,049	(d)	1,210,907	(e)	—	1,210,907	(e)
Performance Vested RSUs	—	3,108,847	(f)	5,547,328	(g)	—	5,547,328	(g)
Benefits and perquisites
Term life insurance	—	13,290	(h)	—		—	13,290	(h)
Benefits	—	82,391	(i)	—		—	82,391	(i)
Total	$—	$12,504,577		$9,158,235		$—	$15,853,916

(a)

Represents the aggregate of Mr. Plueger’s annual bonus for 2018 based on actual company performance, salary continuation at an annual rate of $1.0 million through December 31, 2020, and two times the average of the annual bonus payments received during the thirty-six month period immediately prior to his date of termination.

(b)	Represents the amount of Mr. Plueger’s annual bonus for 2018 based on actual company performance.

(c)	Represents the aggregate of Mr. Plueger’s target annual bonus for 2018 and three times the sum of his base salary and target annual bonus for 2018.

(d)	Represents pro-rata vesting for the time vested RSUs granted in February 2018 and full vesting of the promotional RSUs scheduled to vest on July 1, 2019.

(e)	Represents full vesting for the time vested RSUs granted in February 2018 and the promotional RSUs scheduled to vest on July 1, 2019.

(f)

With respect to the Book Value RSUs granted in February 2016 and February 2017 for which the performance period ends December 31, 2018, represents pro-rata vesting. With respect to the Book Value RSUs granted in February 2018, assumes pro-rata vesting. With respect to TSR RSUs granted in February 2016, assumes vesting of 26% of TSR RSUs based on our percentile ranking of 33% in the S&P MidCap 400 Index as of December 31, 2018. With respect to the other outstanding TSR RSUs, assumes pro-rata vesting. $1,326,551 of this value represents awards for which the performance period ended on December 31, 2018 and for which the underlying shares were released in February 2019.

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(g)

With respect to the Book Value RSUs granted in February 2016 and February 2017 for which the performance period ends December 31, 2018, represents full vesting. With respect to the Book Value RSUs granted in February 2018, assumes full vesting. With respect to TSR RSUs granted in February 2016, assumes vesting of 26% of TSR RSUs based on our percentile ranking of 33% in the S&P MidCap 400 Index as of December 31, 2018. With respect to the other outstanding TSR RSUs, assumes full vesting. $1,326,551 of this value represents awards for which the performance period ended on December 31, 2018 and for which the underlying shares were released in February 2019.

(h)

Represents the premium payments on the group term life insurance policy for Mr. Plueger that the Company would continue to pay. The total amount payable under the group term life insurance policy for Mr. Plueger is $1 million.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage, based on rates as of December 31, 2018.

Post-employment and change in control payments—Mr. Udvar-Házy

Executive payments and benefits upon termination	Voluntary termination without good reason/ involuntary termination for cause	Involuntary termination without cause/for good reason		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause/for good reason in connection with a change in control
Compensation severance	$—	$12,403,200	(a)	$3,456,000	(b)	$—	$14,040,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	122,644	(d)	428,076	(e)	—	428,076	(e)
Performance Vested RSUs	—	2,566,084	(f)	4,137,336	(g)	—	4,137,336	(g)
Benefits and perquisites
Term life insurance	—	11,129	(h)	—		—	11,129	(h)
Benefits	—	58,464	(i)	—		—	58,464	(i)
Total	$—	$15,161,521		$8,021,412		$—	$18,675,005

(a)

Represents the aggregate of Mr. Udvar-Házy’s annual bonus for 2018 based on actual company performance, salary continuation at an annual rate of $1.8 million through December 31, 2020, and two times the average of the annual bonus payments received during the thirty-six month period immediately prior to his date of termination.

(b)	Represents the amount of Mr. Udvar-Házy’s annual bonus for 2018 based on actual company performance.

(c)	Represents the aggregate of Mr. Udvar-Házy’s target annual bonus for 2018 and three times the sum of his base salary and target annual bonus for 2018.

(d)	Represents pro-rata vesting for the time vested RSUs granted in February 2018.

(e)	Represents full vesting for the time vested RSUs granted in February 2018.

(f)

With respect to the Book Value RSUs granted in February 2016 and February 2017 for which the performance period ends December 31, 2018, represents pro-rata vesting. With respect to the Book Value RSUs granted in February 2018, assumes pro-rata vesting. With respect to TSR RSUs granted in February 2016, assumes vesting of 26% of TSR RSUs based on our percentile ranking of 33% in the S&P MidCap 400 Index as of December 31, 2018. With respect to the other outstanding TSR RSUs, assumes pro-rata vesting. $1,422,951 of this value represents awards for which the performance period ended on December 31, 2018 and for which the underlying shares were released in February 2019.

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(g)

With respect to the Book Value RSUs granted in February 2016 and February 2017 for which the performance period ends December 31, 2018, represents full vesting. With respect to the Book Value RSUs granted in February 2018, assumes full vesting. With respect to TSR RSUs granted in February 2016, assumes vesting of 26% of TSR RSUs based on our percentile ranking of 33% in the S&P MidCap 400 Index as of December 31, 2018. With respect to the other outstanding TSR RSUs, assumes full vesting. $1,422,951 of this value represents awards for which the performance period ended on December 31, 2018 and for which the underlying shares were released in February 2019.

(h)

Represents the premium payments on the group term life insurance policy for Mr. Udvar-Házy that the Company would continue to pay. The total amount payable under the group term life insurance policy for Mr. Udvar-Házy is $650,000.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage, based on rates as of December 31, 2018.

Post-employment and change in control payments—Mr. Chen

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause or for good reason within twenty-four months following a change in control
Compensation severance	$—	$3,772,705	(a)	$1,562,400	(b)	$—	$4,650,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	44,756	(d)	156,216	(e)	—	156,216	(e)
Performance Vested RSUs		808,373	(f)	1,374,181	(g)	—	1,374,181	(g)
Benefits and perquisites							—
Term life insurance	—	—		—		—	—
Benefits	—	41,195	(h)	—		—	82,391	(i)
Outplacement	—	—		—		—	—
Total	$—	$4,667,029		$3,092,797		$—	$6,262,788

(a)	Represents the aggregate of Mr. Chen’s annual bonus for 2018 based on actual company performance, salary for 2018 and average of paid annual bonuses over the most recent three bonus payments.

(b)	Represents the amount of Mr. Chen’s annual bonus for 2018 based on actual company performance.

(c)	Represents the aggregate of Mr. Chen’s target annual bonus for 2018 and two times 2018 annual salary and target bonus.

(d)	Represents pro-rata vesting for the time vested RSUs granted in February 2018.

(e)	Represents full vesting for the time vested RSUs granted in February 2018.

(f)

With respect to the Book Value RSUs granted in February 2016 and February 2017 for which the performance period ends December 31, 2018, represents pro-rata vesting. With respect to the Book Value RSUs granted in February 2018, assumes pro-rata vesting. With respect to TSR RSUs granted in February 2016, assumes vesting of 26% of TSR RSUs based on our percentile ranking of 33% in the S&P MidCap 400 Index as of December 31, 2018. With respect to the other outstanding TSR RSUs, assumes pro-rata vesting. $398,742 of this value represents awards for which the performance period ended on December 31, 2018 and for which the underlying shares were released in February 2019.

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(g)

With respect to the Book Value RSUs granted in February 2016 and February 2017 for which the performance period ends December 31, 2018, represents full vesting. With respect to the Book Value RSUs granted in February 2018, assumes full vesting. With respect to TSR RSUs granted in February 2016, assumes vesting of 26% of TSR RSUs based on our percentile ranking of 33% in the S&P MidCap 400 Index as of December 31, 2018. With respect to the other outstanding TSR RSUs, assumes full vesting. $398,742 of this value represents awards for which the performance period ended on December 31, 2018 and for which the underlying shares were released in February 2019.

(h)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for one year, based on rates as of December 31, 2018.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for two years, based on rates as of December 31, 2018.

Post-employment and change in control payments—Mr. Levy

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause or for good reason within twenty-four months following a change in control
Compensation severance	$—	$3,289,812	(a)	$1,312,000	(b)	$—	$4,100,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	39,822	(d)	138,996	(e)	—	138,996	(e)
Performance Vested RSUs	—	712,215	(f)	1,215,488	(g)	—	1,215,488	(g)
Benefits and perquisites
Term life insurance	—	—		—		—	—
Benefits	—	41,195	(h)	—		—	82,391	(i)
Outplacement	—	—		—		—	—
Total	$—	$4,083,044		$2,666,484		$—	$5,536,875

(a)	Represents the aggregate of Mr. Levy’s annual bonus for 2018 based on actual company performance, salary for 2018 and average of paid annual bonuses over the most recent three bonus payments.

(b)	Represents the amount of Mr. Levy’s annual bonus for 2018 based on actual company performance.

(c)	Represents the aggregate of Mr. Levy’s target annual bonus for 2018 and two times 2018 annual salary and target bonus.

(d)	Represents pro-rata vesting for the time vested RSUs granted in February 2018.

(e)	Represents full vesting for the time vested RSUs granted in February 2018.

(f)

With respect to the Book Value RSUs granted in February 2016 and February 2017 for which the performance period ends December 31, 2018, represents pro-rata vesting. With respect to the Book Value RSUs granted in February 2018, assumes pro-rata vesting. With respect to TSR RSUs granted in February 2016, assumes vesting of 26% of TSR RSUs based on our percentile ranking of 33% in the S&P MidCap 400 Index as of December 31, 2018. With respect to the other outstanding TSR RSUs, assumes pro-rata vesting. $347,929 of this value represents awards for which the performance period ended on December 31, 2018 and for which the underlying shares were released in February 2019.

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(g)

With respect to the Book Value RSUs granted in February 2016 and February 2017 for which the performance period ends December 31, 2018, represents full vesting. With respect to the Book Value RSUs granted in February 2018, assumes full vesting. With respect to TSR RSUs granted in February 2016, assumes vesting of 26% of TSR RSUs based on our percentile ranking of 33% in the S&P MidCap 400 Index as of December 31, 2018. With respect to the other outstanding TSR RSUs, assumes full vesting. $347,929 of this value represents awards for which the performance period ended on December 31, 2018 and for which the underlying shares were released in February 2019.

(h)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for one year, based on rates as of December 31, 2018.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for two years, based on rates as of December 31, 2018.

Post-employment and change in control payments—Mr. Willis

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause or for good reason within twenty-four months following a change in control
Compensation severance	$—	$2,460,393	(a)	$1,008,000	(b)	$—	$3,150,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	30,561	(d)	106,672	(e)	—	106,672	(e)
Performance Vested RSUs		453,496	(f)	814,662	(g)	—	814,662	(g)
Benefits and perquisites
Term life insurance	—	—		—		—	—
Benefits	—	41,195	(h)	—		—	82,391	(i)
Outplacement	—	—		—		—	—
Total	$—	$2,985,645		$1,929,334		$—	$4,153,725

(a)	Represents the aggregate of Mr. Willis’ annual bonus for 2018 based on actual company performance, salary for 2018 and average of paid annual bonuses over the most recent three bonus payments.

(b)	Represents the amount of Mr. Willis’ annual bonus for 2018 based on actual company performance.

(c)	Represents the aggregate of Mr. Willis’ target annual bonus for 2018 and two times 2018 annual salary and target bonus.

(d)	Represents pro-rata vesting for the time vested RSUs granted in February 2018.

(e)	Represents full vesting for the time vested RSUs granted in February 2018.

(f)

With respect to the Book Value RSUs granted in February 2016 and February 2017 for which the performance period ends December 31, 2018, represents pro-rata vesting. With respect to the Book Value RSUs granted in February 2018, assumes pro-rata vesting. With respect to TSR RSUs granted in February 2016, assumes vesting of 26% of TSR RSUs based on our percentile ranking of 33% in the S&P MidCap 400 Index as of December 31, 2018. With respect to the other outstanding TSR RSUs, assumes pro-rata vesting. $199,023 of this value represents awards for which the performance period ended on December 31, 2018 and for which the underlying shares were released in February 2019.

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(g)

With respect to the Book Value RSUs granted in February 2016 and February 2017 for which the performance period ends December 31, 2018, represents full vesting. With respect to the Book Value RSUs granted in February 2018, assumes full vesting. With respect to TSR RSUs granted in February 2016, assumes vesting of 26% of TSR RSUs based on our percentile ranking of 33% in the S&P MidCap 400 Index as of December 31, 2018. With respect to the other outstanding TSR RSUs, assumes full vesting. $199,023 of this value represents awards for which the performance period ended on December 31, 2018 and for which the underlying shares were released in February 2019.

(h)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for one year, based on rates as of December 31, 2018.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for two years, based on rates as of December 31, 2018.

2018 CEO Pay Ratio

The 2018 annual total compensation of the Company’s CEO was $7,672,190. The 2018 annual total compensation of the median employee (excluding the CEO) was $189,642. The ratio between the two amounts is 41:1.

The Company believes that the ratio of pay included above is a reasonable estimate calculated in a manner consistent with applicable SEC rules.

To determine the pay ratio, we took the following steps: For 2018 we identified the median employee using our employee population consisting of 97 employees on December 31, 2018. We identified the median employee based on gross wages paid in 2018 as reported on form W-2. We did not make any assumptions, adjustments or estimates with respect to gross wages paid in 2018.

As required by SEC rules, after identifying our median employee, we calculated annual total compensation for both our median employee and our CEO using the same methodology that we used to determine our NEOs’ annual compensation for the Summary Compensation Table. This information is being provided for compliance purposes. Neither the compensation committee nor management of the Company used the pay ratio measure in making compensation decisions. Given the different methodologies that companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

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Audit-Related Matters

Audit Committee Report

The audit committee has reviewed and discussed the Company’s audited financial statements with our management, and has discussed with our independent registered public accounting firm the matters required to be discussed by Rules on Auditing Standard No. 1301, Communications with Audit Committees and Related and Transitional Amendments to the Public Company Accounting Oversight Board Standards, and by the audit committee’s charter. The audit committee has received written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on this review and these discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2018, which was filed with the SEC on February 21, 2019.

Audit Committee

Matthew J. Hart, Chairman

Robert A. Milton

Ian M. Saines

The foregoing report of the audit committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by us (including any future filings) under the Securities Act or the Exchange Act, except to the extent we specifically incorporate such report by reference therein.

Independent Auditor Fees and Services

KPMG LLP served as our independent registered public accounting firm in 2018 and 2017. Services provided by KPMG and related fees in each of those years were as follows:

	2018	2017
Audit Fees	$1,223,198	$1,340,930
Audit-Related Fees(1)	258,565	165,738
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,481,763	$1,506,668

(1)

The nature of the services comprising these fees were assurance and related services related to the performance of the audit or review of the financial statements and not reported under “Audit Fees” above.

Auditor Services Pre-Approval Policy

Our audit committee has approved and adopted an Audit and Non-Audit Services Pre-Approval Policy which sets forth the procedures and conditions pursuant to which services to be performed by our

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independent registered public accounting firm are to be pre-approved. The policy provides that the audit committee will annually consider for approval, and approve as it deems appropriate and consistent with the policy and applicable law, a schedule listing proposed engagements and specified audit and non-audit services expected to be provided by the independent registered public accounting firm commencing during the upcoming year. As stated in the policy, in determining whether to pre-approve services, the audit committee may consider, among other factors: (1) whether the services are consistent with applicable rules on auditor independence; (2) whether the independent registered public accounting firm is best positioned to provide the services in an effective and efficient manner, taking into consideration its familiarity with our business, people, culture, accounting systems, risk profile and other factors; and (3) whether the services might enhance our ability to manage or control risk or improve audit quality. Under the policy, the audit committee may delegate preapproval authority to one or more of its members. The policy contemplates that our Chief Financial Officer, or his designee, will provide a quarterly report to the audit committee listing services performed by and fees paid to the independent registered public accounting firm during the current fiscal year and the previous quarter, including a reconciliation of the actual fees of the independent auditors compared to the budget for such services as approved by the audit committee.

The audit committee approved all audit and audit-related services provided by KPMG during 2018 and 2017 in accordance with this policy.

Other Matters

General Information

When and where is the Annual Meeting being held?

The Annual Meeting will be held on Wednesday, May 8, 2019 at 7:30 a.m., Pacific Time, at Century Plaza Towers, 2029 Century Park East, Concourse Level, Conference Room A, Los Angeles, California 90067.

What is the purpose of this Proxy Statement?

The Board of Directors is providing you with this Proxy Statement to solicit your voting proxy for the Annual Meeting. It provides you with information to help you decide how you want your shares to be voted at the Annual Meeting. This Proxy Statement and the Notice of Annual Meeting are first being made available to stockholders on or about March 29, 2019.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials in the mail?

We have elected to provide certain of our stockholders of record access to our proxy materials, including this Proxy Statement and our 2018 Annual Report, on the internet as provided for in our Notice of Internet Availability of Proxy Materials (a “Notice”) instead of sending a full set of printed proxy materials. Brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to the beneficial owners. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may vote over the internet or by telephone or mail. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. If you request printed materials by mail, these printed proxy materials also include the voting instruction form for the Annual Meeting.

What is the quorum requirement for the Annual Meeting?

For stockholders to take action at the Annual Meeting, a majority of the shares of our Class A Common Stock entitled to vote at the Annual Meeting must be present or represented at the Annual Meeting. This

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is called a quorum. Your shares will be counted for purposes of determining whether a quorum is present if (a) you are entitled to vote and you are present at the Annual Meeting or (b) you have properly voted by proxy online, by phone or by submitting a proxy card or voting instruction form by mail. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

Who may vote at the Annual Meeting?

Stockholders of record of the 111,118,169 shares of our Class A Common Stock issued and outstanding at the close of business on March 12, 2019, which is the record date for the Annual Meeting, are entitled to one vote on each matter voted upon at the Annual Meeting for each share held. In addition to stockholders of record of our Class A Common Stock, “beneficial owners of shares held in street name” as of the record date can vote using the methods described below under “How do I cast my vote?” There is no cumulative voting.

What is the difference between a “stockholder of record” and a “beneficial owner of shares held in street name”?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “stockholder of record” of the shares with respect to those shares, and the proxy materials were made available directly to you by the Company.

If your shares are held in an account at a brokerage firm, a bank or other similar organization or by another holder of record, then you are considered the “beneficial owner” of the shares, and the shares are considered to be held in “street name”. As a beneficial owner, the proxy materials were made available to you by the organization holding your shares and you have the right to instruct your broker, bank, trustee or nominee how to vote your shares.

How do I cast my vote?

Stockholders of record may vote (i) by filling out and signing the proxy card that was included with this Proxy Statement and returning it in the envelope provided, (ii) by calling the toll-free number found on the proxy card, or (iii) online at the internet voting website provided on the proxy card. Stockholders of record may also vote in person at the Annual Meeting. If you are a beneficial owner of shares held in street name, you will receive instructions from your broker, bank or other nominee on how to vote your shares. If you received printed copies of the proxy materials by mail, you may also vote by filling out the voting instruction form and returning it in the envelope provided. The availability of online or phone voting may depend on the voting process of the organization that holds your shares. Beneficial owners who want to attend and also vote in person at the Annual Meeting will need to obtain a legal proxy from the organization that holds their shares giving them the right to vote their shares in person at the Annual Meeting and present it with their ballot.

How can I change my vote?

Stockholders of record can revoke and change a prior proxy vote by submitting a later-dated proxy online, by phone or by mail or by voting in person at the Annual Meeting. Stockholders of record may also send a letter to our Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement so that it arrives no later than the close of business on May 7, 2019. Only your latest proxy card or voting instruction form received in accordance with the requirements above will be counted. Your attendance at the Annual Meeting will not by itself revoke your proxy. If you are a beneficial owner, you will need to contact the organization that holds your shares to obtain instructions on how to change your vote.

Who are the proxies?

The named proxies for the Annual Meeting are Carol H. Forsyte, John L. Plueger and Steven F. Udvar-Házy and they will follow all properly submitted voting instructions.

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What happens if I do not give specific voting instructions?

If you are a stockholder of record and do not direct on a properly submitted proxy how your shares are to be voted on any item of business, the proxies named above will vote your shares on those items of business as the Board of Directors recommends and will vote in their judgment on any other matters properly presented at the Annual Meeting. We do not know of any other business that may come before the Annual Meeting. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then the organization that holds your shares may generally vote your shares in their discretion on “routine matters” but cannot vote your shares on “non-routine” matters. Proposal 2 (ratification of appointment of KPMG as our independent registered public accounting firm) is considered a routine matter. All other proposals to be voted on at the Annual Meeting are considered “non-routine.” Accordingly, if you hold your shares in street name and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal 2 at the Annual Meeting, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. See below under “What is a broker non-vote?” for additional information.

What is a broker non-vote?

A broker non-vote occurs when an organization that holds the shares of a beneficial owner does not receive voting instructions from the beneficial owner on how to vote the shares on a non-routine matter at the Annual Meeting and the organization does not have discretionary authority under applicable rules to vote on such proposals. At the Annual Meeting, we understand that organizations have discretionary authority to vote only on Proposal 2 (ratification of appointment of KPMG as our independent registered public accounting firm). If your broker exercises this discretion, your shares will be voted on Proposal 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.

What are the votes required to approve the proposals?

Election of Directors.    A director nominee will be elected to the Board of Directors by a majority of the votes cast, meaning the votes cast “FOR” such nominee’s election must exceed the votes cast “AGAINST” such nominee’s election at the Annual Meeting pursuant to the Company’s bylaws. Abstentions and broker non-votes will have no effect on the outcome of the director election because they are not treated as votes cast.

Ratification of Appointment of KPMG as our Independent Registered Public Accounting Firm.    The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote on the proposal at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will have the same effect as a vote “AGAINST” the proposal.

Advisory Vote to Approve Named Executive Officer Compensation.    With regard to the stockholder advisory vote on executive compensation, the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote on the proposal at the Annual Meeting will be required for the advisory approval. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the advisory vote. The results of this vote are not binding on the Board of Directors.

Are there any dissenters’ rights available?

There are no rights of appraisal or other rights of dissenters with respect to any matter to be acted upon at the Annual Meeting.

Who is paying the costs of soliciting proxies?

The Company is paying the costs of soliciting proxies on behalf of the Board of Directors. In addition to this Proxy Statement, our officers, directors and other employees may solicit proxies personally or in

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writing or by telephone for no additional compensation. We will, if requested, reimburse banks, brokers and other custodians and nominees for their reasonable expenses in providing these materials to their beneficial holders. We have hired D.F. King & Co., Inc., a professional advisory firm, to assist us in proxy solicitation. We will pay D.F. King & Co., Inc. $11,500 plus reimbursement of out-of-pocket expenses.

Who will serve as the inspector of the election?

We have engaged First Coast Results, Inc. to count the votes and act as an independent inspector of the election.

How can I obtain directions to be able to attend the meeting and vote in person?

You may request directions to the location of the Annual Meeting by sending a letter to our Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement.

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Ownership of Air Lease Corporation Class A Common Stock

The following table sets forth information as of March 12, 2019, except as noted below, regarding the beneficial ownership of our Class A Common Stock by:

•	each person known by us to beneficially own more than five percent of our Class A Common Stock;

•	each of our named executive officers;

•	each of our directors and nominees; and

•	all of our executive officers, directors and nominees, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or have the right to acquire such powers within 60 days. Unless otherwise indicated, each person has sole voting and investment power over the shares reported.

In computing the percentage ownership of a person, shares of our Class A Common Stock subject to options held by that person which are exercisable within 60 days of March 12, 2019, or RSUs held by that person which will vest within 60 days of March 12, 2019, are deemed to be outstanding. The shares subject to such options or RSUs are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. All percentages in the following table are based on a total of 111,118,169 shares of our Class A Common Stock outstanding as of March 12, 2019. The address of each person named in the table below, unless otherwise indicated, is c/o Air Lease Corporation, 2000 Avenue of the Stars, Suite 1000N, Los Angeles, California 90067.

	Class A Common Stock
Name of beneficial owner	Number of shares beneficially owned	%
Greater than 5% Stockholders
The Vanguard Group (1)	8,679,788	7.81%
Boston Partners (2)	8,061,938	7.25%
Steven F. Udvar-Házy (3)	7,018,404	6.23%
Artisan Partners Limited Partnership (4)	6,125,147	5.51%

Named Executive Officers, Directors and Nominees
John L. Plueger (5)	1,197,862	1.07%
Steven F. Udvar-Házy (3)	7,018,404	6.23%
Jie Chen (6)	433,044	*
Grant A. Levy (7)	234,633	*
Gregory B. Willis (8)	72,417	*
Matthew J. Hart (9)	36,737	*
Cheryl Gordon Krongard (10)	28,020	*
Marshall O. Larsen (11)	20,628	*
Robert A. Milton (9)	36,737	*
Ian M. Saines (11)	28,271	*
Dr. Ronald D. Sugar (12)	76,737	*

All executive officers, directors and nominees, as a group (16 persons)(13)	9,967,464	8.76%

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(1)

Based solely on an amendment to a Schedule 13G/A filed with the SEC by The Vanguard Group on February 11, 2019, The Vanguard Group, as the parent holding company, is the beneficial owner of 8,679,788 shares of Class A Common Stock with sole voting power over 48,076 shares, shared voting power over 11,466 shares, sole dispositive power over 8,629,907 shares and shared dispositive power over 49,881 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The foregoing Schedule 13G/A reported information as of December 31, 2018.

(2)

Based solely on an amendment to a Schedule 13G filed with the SEC by Boston Partners on February 12, 2019, Boston Partners is the beneficial owner of 8,061,938 shares of Class A Common Stock with sole voting power over 5,942,452 shares, shared voting power over 13,655 shares and sole dispositive power over 8,061,938 shares. The address for Boston Partners is One Beacon Street, 30th Floor, Boston, Massachusetts 02108. The foregoing Schedule 13G/A reported information as of December 31, 2018.

(3)

Consists of 967,876 shares of Class A Common Stock held directly by Mr. Udvar-Házy; 328,889 shares of Class A Common Stock held directly by Air Intercontinental, Inc.; 101,667 shares of Class A Common Stock held directly by Ocean Equities, Inc.; 35,925 shares of Class A Common Stock held directly by Emerald Financial LLC; 2,705,000 and 1,199,558 shares of Class A Common Stock held directly by two trusts, respectively, of which Mr. Udvar-Házy is the trustee and has sole voting and investment power; 1,000 shares of Class A Common Stock held by Mr. Udvar-Házy as custodian for his grandchildren; 82,500 shares of Class A Common Stock held directly in the aggregate by Mr. Udvar-Házy’s wife and children; and 1,595,989 options to purchase Class A Common Stock held directly by Mr. Udvar-Házy, all of which are exercisable. Mr. Udvar-Házy has sole voting and investment power with respect to the shares held by Air Intercontinental, Inc., of which he is the sole stockholder and one of three directors. The remaining directors, his wife and one of his sons disclaim beneficial ownership of the shares held by Air Intercontinental, Inc., except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy has sole voting and investment power with respect to the shares held by Ocean Equities, Inc. A trust of which Mr. Udvar-Házy is the trustee is the sole stockholder of Ocean Equities, Inc., and Mr. Udvar-Házy is one of the three directors. The remaining directors, his wife and one of his sons, disclaim beneficial ownership of the shares held by Ocean Equities, Inc., except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy has sole voting and investment power with respect to the shares of Class A Common Stock held by Emerald Financial LLC. A trust of which he is trustee controls a majority of the membership interests in Emerald Financial LLC; in addition, Mr. Udvar-Házy is one of three managers of Emerald Financial LLC, together with his wife and one of his daughters. His wife and his daughter disclaim beneficial ownership of the shares held by Emerald Financial LLC, except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy disclaims beneficial ownership of the shares held directly by his wife and children, except to the extent of his pecuniary interest therein.

(4)

Based on an amendment to a Schedule 13G/A filed with the SEC on February 7, 2019 jointly by Artisan Partners Limited Partnership (“APLP”), Artisan Investments GP LLC (“Artisan Investments”), Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Partners Asset Management Inc. (“APAM”) and Artisan Partners Funds, Inc. (“Artisan Funds”). APLP is an investment advisor, and Artisan Funds is an investment company. Artisan Holdings is the sole limited partner of APLP and the sole member of Artisan Investments. Artisan Investments is the general partner of APLP, and APAM is the general partner of Artisan Holdings. The Schedule 13G/A reported that the shares of Class A Common Stock have been acquired on behalf of discretionary clients of APLP, which holds 6,125,147 shares, including 2,555,208 shares held on behalf of Artisan Funds over which Artisan Funds has shared voting and investment power. In addition, the Schedule 13G/A reported that APLP, Artisan Investments, Artisan Holdings and

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APAM each has shared voting with respect to 5,749,313 shares of Class A Common Stock and shared dispositive power with respect to 6,125,147 shares of Class A Common Stock. APLP, Artisan Investments, Artisan Holdings, APAM and Artisan Funds are all located at 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202. The foregoing Schedule 13G/A reported information as of December 31, 2018.

(5)

Consists of 801,056 shares of Class A Common Stock held by Mr. Plueger over which Mr. Plueger shares voting and investment power; 395,806 options to purchase Class A Common Stock held by Mr. Plueger, all of which are exercisable; and 1,000 shares of Class A Common Stock held in the aggregate by Mr. Plueger’s children. Mr. Plueger disclaims beneficial ownership of the shares held directly by his children, except to the extent of his pecuniary interest therein.

(6)

Consists of 222,644 shares of Class A Common Stock held by Mr. Chen over which Mr. Chen shares voting and investment power; 210,000 options to purchase Class A Common Stock held by Mr. Chen, all of which are exercisable; and 400 shares of Class A Common Stock held by Mr. Chen for his child as custodian under the Uniform Gift to Minors Act.

(7)

Consists of 151,833 shares of Class A Common Stock held by Mr. Levy of which Mr. Levy shares voting and investment power over 142,189 of these shares; 78,000 options to purchase Class A Common Stock held by Mr. Levy, all of which are exercisable; and 4,800 shares of Class A Common Stock held in the aggregate by Mr. Levy’s children. Mr. Levy disclaims beneficial ownership of the shares held by his children, except to the extent of his pecuniary interest therein.

(8)	Consists of 57,417 shares of Class A Common Stock held by Mr. Willis and 15,000 options to purchase Class A Common Stock held by Mr. Willis, all of which are exercisable.

(9)	Includes 2,717 shares of Class A Common Stock underlying RSUs held by the director that vest within 60 days of March 12, 2019.

(10)	Includes 5,873 shares of Class A Common Stock underlying RSUs held by the director which are deemed to be beneficially owned on March 12, 2019, including the RSUs described in footnote (9) above.

(11)	Includes 13,072 shares of Class A Common Stock underlying RSUs held by the director which are deemed to be beneficially owned on March 12, 2019, including the RSUs described in footnote (9) above.

(12)

Consists of 26,737 shares of Class A Common Stock, including 2,717 shares of Class A Common Stock underlying RSUs as described in footnote (9) above, held by Dr. Sugar and 50,000 shares of Class A Common Stock held by a trust of which Dr. Sugar is a co-trustee; Dr. Sugar shares voting and investment power over the shares held by the trust.

(13)

Includes 2,568,795 options to purchase Class A Common Stock held in the aggregate by the executive officers of the Company, all of which are exercisable, and 40,169 shares of Class A Common Stock underlying RSUs held in the aggregate by non-employee directors which are deemed to be beneficially owned as of March 12, 2019. All directors, nominees and current executive officers have sole voting and investment power over 8,402,418 of these shares and shared voting and investment power over 1,565,046 of these shares.

*	Represents beneficial ownership of less than 1%.

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Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on written representations furnished to us from reporting persons and our review of Forms 3, 4 and 5 and any amendments thereto furnished to us, we believe all such Forms required to be filed during 2018 under Section 16(a) of the Exchange Act, were filed on a timely basis.

Stockholder Proposals and Director Nominations for our 2020 Annual Meeting of Stockholders

To be included in the proxy statement and form of proxy for our 2020 annual meeting of stockholders, we must receive no later than November 30, 2019 any stockholder proposal that a stockholder intends to be presented at the meeting.

Under our bylaws, written notice of nominations to the Board of Directors and any other business proposed by a stockholder of record that is not to be included in the proxy statement for the 2020 annual meeting of stockholders must be received by the Secretary at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of this year’s Annual Meeting (so long as the 2020 annual meeting is held no more than 30 days before and no more than 70 days after such anniversary). Accordingly, notice of any such nominations or other business meeting all of the requirements set forth in our bylaws must be received by the Secretary between January 9, 2020 and February 8, 2020. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with our bylaws and other applicable requirements, including conditions established by the SEC. SEC rules permit the Company’s management to vote proxies in its discretion with respect to such matters if we advise stockholders how management intends to vote.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering in a single envelope all of the Notices or a single copy of the proxy statement and annual report addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.

Brokers with accountholders who are the Company’s stockholders may be “householding” our proxy materials. As a result, all of the Notices or a single copy of the proxy statement and annual report may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or copy of the proxy statement and annual report, please notify your broker or notify us by writing to our principal executive offices at 2000 Avenue of the Stars, Suite 1000N Los Angeles, CA 90067, Attn: Corporate Secretary or by telephone at 1-310-553-0555. Stockholders who currently receive multiple copies of the Notices or copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker.

* * *

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AIR LEASE CORPORATION 2000 AVENUE OF THE STARS SUITE 1000N LOS ANGELES, CA 90067 VOTE BY INTERNET—www.fcrvote.com/airlease Visit the Internet voting website at http://www.fcrvote.com/airlease. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m. (EDT) on May 7, 2019. VOTE BY PHONE—1-866-291-6774 This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-866-291-6774, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until 11:59 p.m. (EDT) on May 7, 2019. VOTE BY MAIL Simply sign and date your proxy card and return it in the enclosed postage-paid envelope to First Coast Results Inc., P.O. Box 3672, Ponte Vedra Beach, FL 32004-9911. If you are voting by telephone or the Internet, please do not mail your proxy card. THE PROXY STATEMENT, AS WELL AS OTHER PROXY MATERIALS DISTRIBUTED BY AIR LEASE CORPORATION ARE AVAILABLE FREE OF CHARGE ONLINE AT HTTP://WWW.AIRLEASECORP.COM Control Number TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. AIR LEASE CORPORATION The Board of Directors recommends you vote “FOR” all Nominees, and “For” Proposals 2 and 3. 1. Elect eight Directors, each to serve for a one-year term. For For Against Abstain Against Abstain Nominees: 2. Ratify the appointment of KPMG☐ 1a. Matthew J. Hart LLP as our independent registered☐☐☐☐☐ public accounting firm for 2019. 1b. Cheryl Gordon Krongard ☐☐☐ 3. Advisory vote to approve named executive officer compensation.☐☐☐ 1c. Marshall O. Larsen ☐☐☐ 1d. Robert A. Milton ☐☐☐ 1e. John L. Plueger ☐☐☐ 1f. Ian M. Saines ☐☐☐ 1g. Dr. Ronald D. Sugar ☐☐☐ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, 1h. Steven F. Udvar-Házy ☐☐☐ administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 8, 2019: The Notice and Proxy Statement and Annual Report are available online at http://www.airleasecorp.com    AIR LEASE CORPORATION PROXY FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS To be held Wednesday, May 8, 2019 7:30 a.m., Pacific Daylight Time Century Plaza Towers 2029 Century Park East Concourse Level, Conference Room A Los Angeles, California 90067 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS Receipt of the proxy materials for the 2019 Annual Meeting of Stockholders of Air Lease Corporation (the “Company”) is hereby acknowledged. The undersigned hereby appoints Carol H. Forsyte, John L. Plueger and Steven F. Udvar-Házy, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of Class A Common Stock of the Company that the undersigned would be entitled to cast if personally present at the 2019 Annual Meeting of Stockholders of the Company and at any postponement or adjournment thereof. THIS PROXY WILL BE VOTED AS INSTRUCTED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO INSTRUCTION IS MADE, THE PROXY WILL BE VOTED AS TO ALL OF THE UNDERSIGNED’S SHARES FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M., EASTERN DAYLIGHT TIME, ON MAY 7, 2019. Continued and to be signed on reverse side